Exhibit 2.1

AGREEMENT OF PURCHASE AND SALE
among
PIPER JAFFRAY NEWCO INC.,
PIPER JAFFRAY COMPANIES,
WG CAR, LLC
and
THE INDIVIDUALS LISTED ON SCHEDULE I HERETO
Dated as of April 12, 2007

AGREEMENT OF PURCHASE AND SALE
     AGREEMENT OF PURCHASE AND SALE, dated as of April 12, 2007 (this “Agreement”), by and among Piper Jaffray Newco Inc., a Delaware corporation (the “Purchaser”), Piper Jaffray Companies, a Delaware corporation (the “Parent”), WG CAR, LLC, a Missouri limited liability company (the “Seller”), and each of the individuals listed on Schedule I attached hereto (each, a “Principal” and, collectively, the “Principals”).
W I T N E S S E T H:
     WHEREAS, as of the date hereof each of the Principals owns a corporation (such entities, collectively, the “S-Corporations”) which in turn owns an ownership interest in Fiduciary Asset Management, LLC, a Missouri limited liability company (the “Company”), and collectively all of the S-Corporations own all of the issued and outstanding membership interests in the Company (collectively, the “Membership Interests”);
     WHEREAS, the Seller is a Missouri limited liability company and at or prior to the Closing, (i) the Principals will transfer or cause to be transferred to the Seller all of the Membership Interests, and (ii) the Principals will, and will cause the Seller and the S-Corporations to, enter into certain other transactions required to effect the Recapitalization, as more fully described in Section 2.1;
     WHEREAS, upon completion of the Recapitalization, the Seller will own all of the Membership Interests;
     WHEREAS, following the Recapitalization the Principals and the Seller desire that the Seller sell and transfer all of the Membership Interests to the Purchaser, and the Purchaser wishes to purchase and acquire all of the Membership Interests from the Seller, all upon the terms and subject to the conditions set forth herein; and
     WHEREAS, as an inducement for the Purchaser to enter into the transactions contemplated hereby, each of the Principals has entered into an employment agreement with the Company, each dated as of the date hereof, but to be effective as of the Closing Date (each, an “Employment Agreement” and, collectively, the “Employment Agreements”).
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. The following terms when used in this Agreement shall have the following meanings:
     “Accounting Firm” means KPMG LLP or, if such firm shall decline or is unable to act or is not, at the time of such submission, independent of the Company, the Seller, each of the Principals, the Purchaser and each of their respective Affiliates, another independent accounting firm mutually acceptable to the Seller and the Purchaser.

     “Acquirer” has the meaning set forth in Section 2.4(e).
     “Acquisition Proposal” means, other than the transactions contemplated by this Agreement (including, without limitation, the Recapitalization) or the Ancillary Agreements, any third-party offer, proposal or inquiry relating to, or any third-party indication of interest in, any acquisition or purchase, direct or indirect, whether by way of asset purchase, stock purchase, merger, consolidation, share exchange, business combination or otherwise, of any material assets of the Company or any other transaction intended to frustrate the purposes of, impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement (including, without limitation, the Recapitalization) or that could reasonably be expected to dilute materially the benefits to the Purchaser of the transactions contemplated by this Agreement (including, without limitation, the Recapitalization).
     “Adjusted EBITDA” means, with respect to any period, the consolidated net earnings of the Company for such period, before interest expense, interest income, income taxes, depreciation and amortization, in each case on an unconsolidated, stand-alone basis, calculated and adjusted in accordance with the Applicable Accounting Principles.
     “Adjustment Factor” has the meaning set forth in Section 2.5(a).
     “Administration Contract” means any written agreement that relates to the provision by the Company of administrative, accounting, bookkeeping, transfer agent or similar services to any Advisory Client.
     “Advisory Client” means any client to whom the Company provides investment advisory services or investment sub-advisory services (including, without limitation, the Sponsored Funds, the Sub-Advised Funds and the Separate Account Clients).
     “Advisory Contract” means any written agreement pursuant to which the Company provides investment advisory services or investment sub-advisory services to any Advisory Client.
     “Affected Employee” has the meaning set forth in Section 7.1(a).
     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person. The term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or other ownership interests, by contract, or otherwise).
     “Affiliate Transaction” has the meaning set forth in Section 4.21.
     “Aggregate Bonus Amount” has the meaning set forth in Section 7.3(a).
     “Aggregate Closing Advisory Revenue Run-Rate” means the sum of the Closing Advisory Revenue Run-Rates for all of the Advisory Clients with respect to which Client Consent has been obtained (and remains in full force and effect) as of the Closing Date; provided that if the Seller is entitled to the maximum upward adjustment to the Closing Payment pursuant to Section 2.5(a) because the Adjustment Factor determined under Section 2.5(a)(B) is more than 0.1 (before any adjustment thereto pursuant to the proviso to Section 2.5(a)(B)), then “Aggregate Closing Advisory Revenue Run-Rate” shall mean 110% of the Baseline Advisory Revenue Run-Rate.
     “Agreement” has the meaning set forth in the introductory paragraph hereof.
     “Allocation Schedule” has the meaning set forth in Section 2.7.
     “Ancillary Agreements” means, collectively, the Employment Agreements and the Assignment Agreement.
     “Applicable Accounting Principles” means the accounting principles, practices and methodologies set forth on Schedule II attached hereto.
     “Applicable Laws” means any applicable laws, statutes, ordinances, rules, regulations, administrative orders, decrees, directives or treaties.
     “Assets” has the meaning set forth in Section 4.15(a).
     “Assignment Agreement” has the meaning set forth in Section 3.2(b).
     “Audited Balance Sheet” has the meaning set forth in Section 7.3(b).
     “Audited Income Statement” has the meaning set forth in Section 7.3(b).
     “Average Multiple” means (1) 11 1/3, if the applicable Commencement Date is prior to the completion of the first Future Payment Period, or (2) 11, if the applicable Commencement Date is after the expiration of the first Future Payment Period.
     “Balance Sheet” means the audited balance sheet of the Company, dated as of the Balance Sheet Date and included in the Financial Statements.
     “Balance Sheet Date” means December 31, 2006.
     “Base Date” means March 31, 2007.
     “Baseline Advisory Revenue Run-Rate” means $21,023,477.
     “Bonus Allocation Statement” has the meaning set forth in Section 7.3(c).
     “Bonus Payments” has the meaning set forth in Section 7.3(a).
     “Bonus Statement” has the meaning set forth in Section 7.3(b).
     “Bonus Period” has the meaning set forth in Section 7.3(a).

     “Business” means the business and operations of the Company as conducted as of the date hereof and at any time between the date hereof and the Closing Date.
     “Business Day” means any day which is not a Saturday, Sunday or a day on which banks in St. Louis, Missouri, are authorized or obligated by law or executive order to be closed.
     “Buy-Out Dispute Notice” has the meaning set forth in Section 2.4(e).
     “Buy-Out Notice” has the meaning set forth in Section 2.4(e).
     “Buy-Out Payment” has the meaning set forth in Section 2.4(e).
     “Buy-Out Period” has the meaning set forth in Section 2.4(e).
     “Buy-Out Procedure” has the meaning set forth in Section 2.4(e).
     “Buy-Out Review Period” has the meaning set forth in Section 2.4(e).
     “Cap” has the meaning set forth in Section 11.4(a).
     “Change of Control Agreement” has the meaning set forth in Section 2.4(e).
     “Change of Control Notice” has the meaning set forth in Section 2.4(e).
     “Change of Control Transaction” means any transaction as a result of which any Person or “group” (as defined in section 13(d) of the Exchange Act) other than the Purchaser, any of its Affiliates or any employee benefit plan (or related trust) sponsored or maintained by the Purchaser or any of its Affiliates acquires (as a result of a sale of equity interests, reorganization, merger, consolidation, sale of assets or otherwise), direct or indirect ownership of (i) a majority of the then issued and outstanding voting equity securities of the Company, or (ii) all or substantially all of the assets of the Company.
     “Client Consent” means:
     (i) With respect to a Sub-Advised Fund, that the Company shall have obtained Fund Board Approval and, if shareholder approval is required under section 15 of the Investment Company Act, Fund Shareholder Approval of a new Advisory Contract to be in effect with respect to such Sub-Advised Fund as of immediately following the Closing, in each case on the terms and conditions contemplated by Section 6.4(b);
     (ii) With respect to a Separate Account Client, that the Company shall have obtained its Separate Account Consent on the terms and conditions contemplated by Section 6.4(c); and
     (iii) With respect to any Sponsored Fund, that the Company shall have obtained its Sponsored Fund Consent on the terms and conditions contemplated by Section 6.4(d).
     “Closing” has the meaning set forth in Section 3.1.

     “Closing Assets Under Management” means, with respect to any Advisory Client, the dollar amount of assets under management by the Company for such Advisory Client as of the Base Date (or, in the case of any Advisory Client who became an Advisory Client after the Base Date, the dollar amount of the assets such Advisory Client placed under management by the Company on the date such Person became an Advisory Client), as adjusted to reflect any contributions or purchases or redemptions or withdrawals by such Advisory Client after the Base Date (or, in the case of any Advisory Client who first became an Advisory Client after the Base Date any contributions or purchases or redemptions or withdrawals by such Advisory Client after the Base Date) and prior to the Closing Date, but not including any contributions or purchases by the Seller, the Principals or any of their Affiliates, family members or “associates” (as such term is defined in Rule 12b-2 under the Exchange Act). For the avoidance of doubt, the calculation of “Closing Assets Under Management” is intended to exclude any market appreciation or depreciation of assets under management following the Base Date.
     “Closing Advisory Revenue Run-Rate” means, with respect to any Advisory Client, an amount equal to the product of (x) the Closing Assets Under Management of such Advisory Client multiplied by (y) the applicable Closing Fee Rate.
     “Closing Date” has the meaning set forth in Section 3.1.
     “Closing Date Balance Sheet” has the meaning set forth in Section 2.6(b).
     “Closing Fee Rate” means, with respect to any Advisory Client, an amount equal to the lower of (i) the actual fee rate payable to the Company pursuant to the Advisory Contract of such Advisory Client that is in effect as of the date that is two Business Days immediately preceding the Closing Date, or (ii) the fee rate that will be payable to the Company pursuant to such Advisory Contract following the Closing (including, without limitation, as a result of any reduction in the applicable fee rate required by the board of directors or trustees of any Sub-Advised Fund as a condition to such board’s consenting to the “assignment” of such Advisory Contract in connection with the transactions contemplated hereby), in each case calculated on a pro-forma basis with respect to the twelve-month period commencing on the Closing Date.
     “Closing Payment” has the meaning set forth in Section 2.3(a).
     “Closing Statement” has the meaning set forth in Section 2.6(b).
     “Closing Working Capital Amount” has the meaning set forth in Section 2.6(b).
     “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.
     “Commencement Date” has the meaning set forth in Section 2.4(e).
     “Communications Materials” means, collectively, those certain client and other letters (and accompanying documents, such as fact sheets, questions and answers and biographical information), announcements, press releases and other materials and information jointly prepared by the parties for distribution to clients, consultants, news sources or the general public, in either written or electronic form, in connection with the execution of this Agreement and the transactions contemplated hereby.

     “Company” has the meaning set forth in the recitals to this Agreement.
     “Company Benefit Plans” means each written or oral employee benefit plan, scheme, program, policy, arrangement or contract (including, but not limited to, any “employee benefit plan,” as defined in section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any employment, termination, retention, bonus, change in control or severance plan, program, policy, arrangement or contract, or any material fringe benefit) for the benefit of any current or former officer, employee or director of, or any consultant or contractor providing services to, the Company or any Company Related Person that is maintained or contributed to by the Company or any Company Related Person or with respect to which the Company or any Company Related Person has any liability.
     “Company Intellectual Property” has the meaning set forth in Section 4.16(a).
     “Company Related Person” means the Company and any Person that would be or, at any time during the past six years, would have been treated as a single employer with the Company for purposes of section 414(b), (c), (m) or (o) of the Code, including any Person who may be so treated as a result of the Recapitalization.
     “Confidentiality Agreement” means the Confidentiality Agreement, dated as of August 22, 2006, between UBS Securities LLC, as agent for the Company, and Piper Jaffray & Co.
     “Contract” means any mortgage, indenture, lease, license, note, contract, agreement, commitment, employee benefit plan or other instrument or arrangement.
     “Deductible” has the meaning set forth in Section 11.4(a).
     “Distribution Agreement” means (i) any agreement between a Sponsored Fund or a Sub-Advised Fund, on the one hand, and the Company, on the other hand, or (ii) any agreement between a Sponsored Fund, a Sub-Advised Fund or the Company, on the one hand, and a Third-Party intermediary, on the other hand, pursuant to which (A) the Company or any Affiliate thereof makes available to its clients or customers investment products for which the Company serves as an investment adviser, sub-advisor or distributor or provides shareholder services with respect to such investment products or (B) such intermediary makes available to its clients or customers investment products for which the Company serves as an investment adviser, sub-advisor or distributor or provides shareholder services with respect to such investment products or pursuant to which such intermediary and the Company share revenues relating to such intermediary’s clients or customers (in each case, including, without limitation, any agreement or arrangement pursuant to which the Company makes payments to an intermediary out of its own resources, for services relating to the distribution of fund shares, shareholder services or the provision of non-distribution services for or on behalf of purchasers of fund shares or the Sponsored Funds or the Sub-Advised Funds).
     “Employment Agreements” has the meaning set forth in the Recitals.
     “End Date” has the meaning set forth in Section 9.1(b).

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Client” means any plan that is subject to ERISA, or any plan that is defined in Section 4975(e)(1) of the Code.
     “Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC thereunder, in each case, as amended.
     “Final Buy-Out Notice” has the meaning set forth in Section 2.4(e).
     “Fund Client” means the Sponsored Funds and the Sub-Advised Funds.
     “Final Future Payment Certificate” has the meaning set forth in Section 2.4(c).
     “Financial Statements” has the meaning set forth in Section 4.6(a).
     “Fund Board Approval” has the meaning set forth in Section 6.4(b).
     “Fund Shareholder Approval” has the meaning set forth in Section 6.4(b).
     “Future Payments” has the meaning set forth in Section 2.4(a).
     “Future Payment Certificate” has the meaning set forth in Section 2.4(b).
     “Future Payment Dispute Notice” has the meaning set forth in Section 2.4(b).
     “Future Payment Period” has the meaning set forth in Section 2.4(a).
     “Future Payment Review Period” has the meaning set forth in Section 2.4(b).
     “GAAP” means generally accepted accounting principles in the United States, consistently applied.
     “Governmental Approval” means any consent, authorization, order or approval of, filing or registration with, or notice to, any Governmental Authority.
     “Governmental Authority” means (i) any national, state or local government or political subdivision thereof, (ii) any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, (iii) any court, tribunal or arbitrator, or (iv) any self-regulatory organization.
     “Guaranteed Obligations” has the meaning set forth in Section 12.11.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder, in each case, as amended.
     “Income Taxes” means all Taxes (other than Transfer Taxes and sales, use, property, recording, and similar Taxes) based upon or measured by gross or net receipts or gross or net income (including Taxes in the nature of minimum taxes, tax preference items, and alternative minimum taxes) and including any liability arising pursuant to the application of Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.
     “Indemnified Party” has the meaning set forth in Section 11.5.
     “Indemnifying Party” has the meaning set forth in Section 11.5.
     “Initial Aggregate Bonus Amount” has the meaning set forth in Section 7.3(a).
     “Initial Bonus Payments” has the meaning set forth in Section 7.3(a).
     “Initial Bonus Period” has the meaning set forth in Section 7.3(a).
     “Intellectual Property” means U.S. and foreign intellectual property, including patents and patent applications, copyrights and copyrightable works and registrations and applications to register or renew the registration of any of the foregoing; trademarks, service marks, trade names, corporate names, domain names, logos, trade dress, including all goodwill associated with the foregoing, and other source indicators, and registrations and applications to register or renew the registration of any of the foregoing.
     “Investment Advisers Act” means the Investment Advisers Act of 1940 and the rules and regulations of the SEC thereunder, in each case, as amended.
     “Investment Company Act” means the Investment Company Act of 1940 and the rules and regulations of the SEC thereunder, in each case, as amended.
     “IRS” means the U.S. Internal Revenue Service.
     “Knowledge of the Seller” means the actual, conscious (and not constructive) knowledge of any of the Principals or any of the individuals identified in Section 1.1(i) of the Seller Disclosure Letter.
     “Leases” has the meaning set forth in Section 4.15(c).
     “Leased Real Property” has the meaning set forth in Section 4.15(c).
     “Licensed Intellectual Property” has the meaning set forth in Section 4.16(a).
     “Lien” means any mortgage, pledge, lien, charge, security interest or other similar encumbrance or any adverse claim of any kind.
     “Litigation” means any action, cause of action, claim, cease and desist letter, demand, suit, arbitration or other dispute resolution proceeding, citation, summons, subpoena or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity.
     “Loss” means any (a) claim, damage, obligation, loss, liability, judgment, arbitration award, amount paid in settlement, penalty, fine, interest, reasonable expenses of investigation, enforcement and collection and (b) reasonable attorneys’, accountants’ and other professional fees and expenses in connection with any Litigation, but excluding any operating costs and expenses incurred by the Indemnified Party in the ordinary course of business.
     “Material Adverse Effect” means (a) any effect on or change to the Company that is or would reasonably be expected to be, either individually or in the aggregate, materially adverse to the Business or the assets, operations, operating results, or financial or other condition of the Company, other than any such effect or change attributable to or resulting from: (i) any change in the capital markets or securities markets, (ii) any change in general economic conditions or interest rates, (iii) any change or condition generally affecting the industry in which the Company operates, unless such change or condition affects the Company or the Business in a disproportionate manner relative to comparable Persons in the investment management industry, or (iv) any change in Applicable Law or GAAP, or in the official interpretations of any of the foregoing; provided that any decline in the Aggregate Closing Advisory Revenue Run-Rate compared to the Baseline Advisory Revenue Run-Rate that results from the failure to obtain Client Consents from Advisory Clients and/or from withdrawals of Client assets under management following the Base Date, to the extent that such decline results in an adjustment to the Purchase Price pursuant to Section 2.4 (or would result in an adjustment to the Purchase Price except that the Aggregate Closing Advisory Revenue Run-Rate is at least equal to 90 percent of the Baseline Advisory Revenue Run-Rate), shall not constitute a Material Adverse Effect, or (b) any effect, change or circumstance that would reasonably be expected to prohibit or materially impair the ability of the Seller or any Affiliate of the Seller (including the Principals) to consummate the transactions contemplated hereby or by the Ancillary Agreements or perform their respective obligations hereunder or thereunder on a timely basis.
     “Material Contract” has the meaning set forth in Section 4.17(b).
     “Membership Interests” has the meaning set forth in the recitals.
     “Mr. Walbrandt” means Charles D. Walbrandt.
     “Multiple” means 12 for the first Future Payment Period and 11 for each Future Payment Period thereafter.
     “NASD” means the National Association of Securities Dealers, Inc.
     “Notice of Disapproval” has the meaning set forth in Section 7.3(c).
     “Operating Agreement” means that certain Amended and Restated Operating Agreement of the Company, dated as of January 1, 2001, as amended from time to time.
     “Order” means any decision, order, judgment, ruling, stipulation, decree, injunction, subpoena, verdict, determination or award issued, made or rendered by any Governmental Authority having competent jurisdiction.
     “Organizational Documents” means, collectively, (i) the articles of organization or certificate of formation of the Company and (ii) the Operating Agreement, in each case as amended from time to time.

     “Owned Intellectual Property” has the meaning set forth in Section 4.16(a).
     “Parent” has the meaning set forth in the introductory paragraph hereof.
     “Parent Guaranty” has the meaning set forth in Section 12.11.
     “Permit” means any approval, consent, waiver, license, franchise, permit, certificate or other similar authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Applicable Law.
     “Permitted Assignee” has the meaning set forth in Section 12.8.
     “Permitted Liens” means (i) Liens for Taxes and other governmental charges and assessments not yet due and payable or that are being contested in good faith and for which adequate accruals or reserves have been established on the Balance Sheet, (ii) Liens of carriers, warehousemen, mechanics, materialmen and other like Liens arising in the ordinary course of business, (iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property and (iv) statutory Liens in favor of lessors arising in connection with any property leased to the Company, which Liens and other encumbrances described in clauses (i) through (iv) of this definition do not materially interfere with the current use by the Company of the assets, properties or rights affected thereby and would not reasonably be expected to have or result in a Material Adverse Effect.
     “Person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust, unincorporated organization or other business entity.
     “Post-Bonus EBITDA” means, with respect to any period, 80 percent of Adjusted EBITDA for such period.
     “Pre-Closing Date Tax Period” means any Tax period ending on or before the Closing Date, and with respect to a Straddle Period, any portion thereof ending on the Closing Date.
     “Pre-Closing Date Tax Returns” has the meaning assigned thereto in Section 10.1.
     “Profit Sharing Plan” means the Fiduciary Asset Management, LLC Profit Sharing Plan, dated as of January 1, 2003, as amended.
     “Projected Post-Bonus EBITDA” has the meaning set forth in Section 2.4(e).
     “Purchase Price” has the meaning set forth in Section 2.3.
     “Purchaser” has the meaning set forth in the introductory paragraph hereof.
     “Purchaser Indemnitees” has the meaning set forth in Section 11.2.
     “Purchaser Material Adverse Effect” means (a) any effect on or change to the Parent and its Subsidiaries that is or would reasonably be expected to be, either individually or in the aggregate, materially adverse to the reputation in the financial services industry of the Parent and its Subsidiaries, taken as a whole, to such an extent that the operation of the Business by the Company following the Closing would reasonably be expected to be materially impaired, other than any such effect or change attributable to or resulting from: (i) any change in the capital markets or securities markets, (ii) any change in general economic conditions or interest rates, (iii) any change or condition generally affecting the industry in which the Parent or its Subsidiaries operate, unless such change or condition affects the business of the Parent or any of its Subsidiaries, taken as a whole, in a disproportionate manner relative to comparable Persons in such industry, or (iv) any change in Applicable Law or GAAP, or in the official interpretations of any of the foregoing, or (b) any effect, change or circumstance that would reasonably be expected to prohibit or materially impair the ability of the Purchaser to consummate the transactions contemplated hereby or by the Ancillary Agreements or the ability of the Purchaser and the Parent to perform their obligations hereunder or thereunder on a timely basis.
     “Recapitalization” has the meaning set forth in Section 2.1.
     “Restricted Activities” has the meaning given thereto in the applicable Principal’s Employment Agreement.
     “Restricted Period” has the meaning given thereto in the applicable Principal’s Employment Agreement.
     “Revenue” means, with respect to any period, the revenue of the Company for such period, calculated in accordance with the Applicable Accounting Principles.
     “Run-Rate Adjustment Amount” has the meaning set forth in Section 2.5(a).
     “S-Corporations” has the meaning set forth in the recitals.
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC thereunder, in each case, as amended.
     “Scheduled Intellectual Property” means all Intellectual Property consisting of patents, patent applications, common law trademarks, trademark applications, trademark registrations, common law service marks, service mark applications, service mark registrations, trade names, domain names, copyright registrations and material unregistered copyrights owned by the Company.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC thereunder, in each case, as amended.
     “Seller” has the meaning set forth in the introductory paragraph hereof.
     “Seller Disclosure Letter” means the disclosure letter, dated as of the date hereof, delivered by the Seller to the Purchaser at the time of execution hereof.

     “Seller Indemnitees” has the meaning set forth in Section 11.3.
     “Seller Operating Agreement” has the meaning set forth in Section 2.1(d).
     “Separate Account Client” means each Advisory Client that is not a Fund Client, including Advisory Clients under third-party wrap programs, and as more specifically identified in Section 4.20(a) of the Seller Disclosure Letter.
     “Separate Account Consent” has the meaning set forth in Section 6.4(c).
     “Sponsored Fund Consent” has the meaning set forth in Section 6.4(d).
     “Sponsored Funds” means each pooled investment vehicle that relies on an exemption from registration under either Section 3(c)(1) or 3(c)(7) of the Investment Company Act that is sponsored, advised, issued or distributed by the Company or any of its Affiliates and as more specifically identified in Section 4.20(a) of the Seller Disclosure Letter.
     “Straddle Period” means any complete Tax period that includes but does not end on the Closing Date.
     “Sub-Advised Fund” means each investment company (or series thereof) registered under the Investment Company Act that is an Advisory Client and is sponsored, advised, issued or distributed by a Person other than the Company or any of its Affiliates and as more specifically identified in Section 4.20(a) of the Seller Disclosure Letter.
     “Subsequent Aggregate Bonus Amount” has the meaning set forth in Section 7.3(a).
     “Subsequent Bonus Payments” has the meaning set forth in Section 7.3(a).
     “Subsequent Bonus Period” has the meaning set forth in Section 7.3(a).
     “Subsidiary” means, with respect to any Person, any other Person in which the first Person owns, directly or indirectly through one or more intermediaries, outstanding shares of capital stock or other equity interests having ordinary voting power to elect a majority of the board of directors (or comparable body) of such other Person; provided, however, that ownership through fiduciary, trust, custodial or similar arrangements for the account of customers shall not constitute ownership of capital stock or other equity interests for purposes of this definition.
     “Tax Returns” means all federal, state, local, foreign, and other returns, information returns (including without limitation, IRS Forms 1098, 1099, 1042, and 1042-S), forms, declarations, elections, claims for refund, statements and reports relating to Taxes, including any schedules or attachments thereto and any amendments thereof.
     “Taxes” means all federal, state, local, or foreign and other income, estimated income, alternative or add-on minimum, gross receipts, profits, business, license, occupation, stamp, premium, value added, utility, franchise, service, personal and real property (including special assessments or charges), sales, use, transfer, gains, excise, severance, environmental, unclaimed property, employment, unemployment, payroll, withholding, disability, social security, minimum tax, capital stock, registration, or any other tax, custom duty, governmental fee, or other like assessment or charge of any kind, together with any interest or any penalty, addition to tax, or additional amount, whether disputed or not, and including any liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.
     “Third Party” means any Person that is neither a party to this Agreement nor an Affiliate of any party to this Agreement.
     “Third-Party Claim” has the meaning set forth in Section 11.5.
     “Third-Party Consent” means any consent, authorization, approval or waiver from or notice to any Third Party that is a party (other than a Governmental Authority) to any Contract.
     “Transfer Taxes” has the meaning set forth in Section 10.4.
     “Treasury Regulations” means the U.S. Treasury Regulations (including any successor regulations promulgated pursuant to the Code).
     “Web Sites” has the meaning set forth in Section 4.16(d).
     “Working Capital Amount” means (x) the current assets of the Company minus (y) the current liabilities of the Company, in each case, as determined in accordance with the Applicable Accounting Principles.
ARTICLE II
RECAPITALIZATION; PURCHASE AND SALE OF MEMBERSHIP INTERESTS
     Section 2.1 Recapitalization. Prior to the Closing, the Seller and the Principals shall, and the Principals shall cause the S-Corporations to, enter into the following transactions (such transactions, collectively, the “Recapitalization”):
     (a) The Principals shall cause the S-Corporations to contribute to the Seller all of the Membership Interests in exchange for membership interests in the Seller, and the Seller shall issue to each of the Principals (or the applicable S-Corporations) membership interests in the Seller in exchange for such contribution;
     (b) The Seller shall enter into a joinder to the Operating Agreement, in form and substance satisfying the requirements set forth in Section 6.4 of the Operating Agreement;
     (c) The Principals shall cause each of the S-Corporations that is a Class A Member (as such term is defined in the Operating Agreement) to execute and deliver to the Manager (as such term is defined in the Operating Agreement) a written approval of the transfer of the Principals’ respective membership interests in the Company to the Seller and the admission of the Seller as a “Substitute Member” within the meaning of Section 6.4 of the Operating Agreement; and

     (d) The Principals shall cause the S-Corporations to enter into an amended and restated operating agreement of the Seller, effective as of the Closing Date (the “Seller Operating Agreement”), in a form prepared by the Seller and approved by the Purchaser (such approval not to be unreasonably withheld or delayed).
     Section 2.2 Purchase and Sale of Membership Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, transfer, assign and deliver to the Purchaser all of the Membership Interests, free and clear of any Liens other than Liens created by the Purchaser or its Affiliates.
     Section 2.3 Purchase Price. On the terms and subject to the conditions set forth in this Agreement, the Purchaser shall pay to the Seller for the Membership Interests a purchase price (the “Purchase Price”) that shall consist of the following:
     (a) the sum of $66.4 million (the “Closing Payment”), payable in cash at the Closing, subject to adjustment as provided in Section 2.5 and subject to further adjustment pursuant to Section 2.6; and
     (b) the Future Payments, payable as provided in Section 2.4.
     Section 2.4 Future Payments.
     (a) Eligibility. Following each of the calendar years 2008, 2009, and 2010 (each such calendar year a “Future Payment Period”), the Purchaser shall pay or cause to be paid to the Seller an aggregate amount in cash (each such payment, a “Future Payment” and, collectively, the “Future Payments”) equal to 10% of an amount equal to the applicable Multiple for the Future Payment Period just ended times Post-Bonus EBITDA for the Future Payment Period just ended; provided, however, that the Purchaser shall have no obligation to make a Future Payment with respect to any Future Payment Period in which Revenue is less than 80% of the Aggregate Closing Advisory Revenue Run-Rate.
     (b) Payment of Estimated Future Payments and Certification of Post-Bonus EBITDA.
     (i) On or before December 15 of each Future Payment Period, the Purchaser and the Seller shall jointly prepare in good faith an estimate of Revenue and Post-Bonus EBITDA for such Future Payment Period based on financial data for the Company as of November 30 of such Future Payment Period. If such estimate shows projected Revenue for such Future Payment Period to be at least 80% of the Aggregate Closing Advisory Revenue Run-Rate, then the Purchaser shall pay to the Seller an amount equal to 80% of the Future Payment that would be payable under Section 2.4(b)(ii) if Post-Bonus EBITDA set forth in such estimate were set forth on the Future Payment Certificate for such Future Payment Period.
     (ii) As soon as reasonably possible after the preparation of Parent’s audited consolidated financial statements following the end of each Future Payment Period, but in no event later than 90 days after the end of each Future Payment Period, the Purchaser shall prepare (or caused to be prepared) and deliver to the Seller a certificate (each, a “Future Payment Certificate”) setting forth the Purchaser’s calculation, in reasonable detail, of (x) Post-Bonus EBITDA for such Future Payment Period, (y) Revenue for such Future Payment Period, and (z) the amount of the Future Payment, if any, for such Future Payment Period, together with the Company’s income statement with respect to such Future Payment Period prepared in accordance with the Applicable Accounting Principles.
     (iii) The Seller shall have 20 days from the date on which a Future Payment Certificate is delivered to it (the “Future Payment Review Period”) to review such Future Payment Certificate. The Purchaser shall, and shall cause the Company to, grant to the Seller and its accountants reasonable access to such information as the Seller may reasonably request in connection with such review, including the work papers of the Purchaser and its accountants and the books and records of the Company. If the Seller disagrees with any item or amount shown or reflected on any Future Payment Certificate, the Seller may, on or prior to the last day of such Future Payment Review Period, deliver to the Purchaser a notice of disagreement (a “Future Payment Dispute Notice”) setting forth in reasonable detail each disputed item or amount and the basis for the Seller’s disagreement therewith, together with the Seller’s calculation of Post-Bonus EBITDA, Revenue, and the Future Payment, if any, for the relevant Future Payment Period. If no Future Payment Dispute Notice is received by the Purchaser on or prior to the last day of the applicable Future Payment Review Period, the Future Payment Certificate shall be deemed accepted by the Seller and shall be final, binding and conclusive on the parties hereto.
     (c) Determination of Final Future Payment Certificate Following A Dispute. If Seller has delivered to the Purchaser a Future Payment Dispute Notice pursuant to Section 2.4(b)(iii), the Seller and the Purchaser shall first attempt to reconcile their differences, and any resolution by them as to any disputed amounts or calculations shall be final, binding and conclusive on the parties hereto. If the Seller and the Purchaser are unable to reach a resolution with such effect within 10 Business Days, the Seller and the Purchaser shall submit the items remaining in dispute for resolution to the Accounting Firm, which shall determine and report to the Seller and the Purchaser upon such remaining disputed items or calculations, and such report shall be final, binding and conclusive on the parties hereto. The Purchaser and the Seller shall make reasonably available to the Accounting Firm all relevant books and records, any work papers (including those of the parties’ respective accountants, to the extent applicable) and supporting documentation relating to the determination of Post-Bonus EBITDA, Revenue, and the Future Payment, if any, for the relevant Future Payment Period. The fees and disbursements of the Accounting Firm shall be borne equally by the Purchaser and the Seller. The Accounting Firm’s determination shall be made within 30 days after the submission of the items remaining in dispute under the Future Payment Dispute Notice and shall be set forth in a written statement delivered to the Seller and the Purchaser, which statement shall set forth any resulting adjustment to the Future Payment Certificate.
     (d) Reconciliation of Future Payments. Following the final determination of each Future Payment under Section 2.4(b)(iii) or 2.4(c):
     (i) if the payment made pursuant to Section 2.4(b)(i) is less than the Future Payment shown on the applicable Future Payment Certificate (as finally determined),

then the Purchaser shall within five Business Days pay the Seller, in cash, by wire transfer of immediately available funds to the bank account or accounts designated by the Seller, the amount equal to the excess of the Future Payment shown on the applicable Future Payment Certificate (as finally determined) over the payment made pursuant to Section 2.4(b)(i); or
     (ii) if the payment made pursuant to Section 2.4(b)(i) is more than the Future Payment shown on the applicable Future Payment Certificate (as finally determined), then the Seller shall within five Business Days pay the Purchaser, in cash, by wire transfer of immediately available funds to the bank account or accounts designated by the Purchaser, the amount equal to the excess of the payment made pursuant to Section 2.4(b)(i) over the Future Payment shown on the applicable Future Payment Certificate (as finally determined).
     (e) Buy-Out Procedure.
     (i) Following the Closing, the Purchaser and the Seller shall each have the right to commence, as provided in clause (iii) or (vii) of this Section 2.4(e), as applicable, a buy-out procedure with respect to the Future Payments (such procedure, the “Buy-Out Procedure”), pursuant to which the Purchaser will pay to the Seller, in cash, an amount (such amount, the “Buy-Out Payment”) equal to the product of (x) an amount equal to ten percent (10%) of an amount resulting from multiplying the Average Multiple times Projected Post-Bonus EBITDA and (y) the number of Future Payment Periods that have not expired prior to or at the date on which the Buy-Out Procedure is commenced (such date, the “Commencement Date”); provided, however, no Buy-Out Procedure may be commenced if Revenue for the 12-month period ending on the date that would have been the Commencement Date but for this proviso is less than 80% of the Aggregate Closing Advisory Revenue Run-Rate. For purposes of this Section 2.4(e), “Projected Post-Bonus EBITDA” shall mean the average annual Adjusted EBITDA for the 24-month period immediately preceding the first day of the month in which the Commencement Date occurs.
     (ii) If at any time after the Closing Date, the Purchaser or Parent enters, or causes the Company to enter, into a definitive agreement with respect to a Change of Control Transaction (such agreement, a “Change of Control Agreement”), the Purchaser shall give a written notice to the Seller of such Change of Control Agreement and the Change of Control Transaction contemplated thereby (such notice, a “Change of Control Notice”) within two (2) Business Days after the Purchaser executes such definitive agreement, provided that the Seller shall, and shall cause its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential information concerning the Change of Control Transaction contained in such Change of Control Notice.
     (iii) Within sixty (60) days after the consummation of the Change of Control Transaction (such period, the “Buy-Out Period”), the Purchaser or, following the consummation of such Change of Control Transaction, the counter-party to such Change of Control Transaction (such counter-party, the “Acquirer”), shall have the right to commence the Buy-Out Procedure by delivering to the Seller, during the period Buy-Out Period:
     (A) A written notice to the effect that the Acquirer is exercising the Buy-Out Option (a “Buy-Out Notice”), which notice shall include a calculation, in reasonable detail, of (I) Projected Post-Bonus EBITDA and (II) the Buy-Out Payment (it being understood that such Buy-Out Notice may be included in the Change of Control Notice, in which case the Change of Control Notice shall be deemed to constitute a Buy-Out Notice for purposes of this Section 2.4(e)); and
     (B) A payment equal to the Buy-Out Payment set forth in the Buy-Out Notice.
     (iv) The Seller shall have forty-five (45) days from the date on which the Buy-Out Notice is delivered to it (the “Buy-Out Review Period”) to review such Buy-Out Notice and the calculation of the Buy-Out Payment set forth therein. The Purchaser (or, following the consummation of such Change of Control Transaction, the Acquirer) shall, and shall cause the Company to, grant to the Seller and its accountants reasonable access to such information as the Seller may reasonably request in connection with such review, including the work papers of the Purchaser or the Acquirer, as applicable, and its accountants and the books and records of the Company. If the Seller disagrees with any item or amount shown or reflected on any Buy-Out Notice, the Seller may, on or prior to the last day of such Buy-Out Review Period, deliver to the Purchaser or the Acquirer, as applicable, a notice of disagreement (a “Buy-Out Dispute Notice”) setting forth in reasonable detail each disputed item or amount and the basis for the Seller’s disagreement therewith, together with the Seller’s calculation of Projected Post-Bonus EBITDA and the Buy-Out Payment. If no Buy-Out Dispute Notice is received by the Purchaser or the Acquirer, as applicable, on or prior to the last day of the Buy-Out Review Period, the Buy-Out Notice and the calculation of the Buy-Out Payment set forth therein shall be deemed accepted by the Seller.
     (v) If the Seller has delivered to the Purchaser or the Acquirer, as applicable, a Buy-Out Dispute Notice pursuant to clause (iv) of this Section 2.4(e), the Seller and the Purchaser or the Acquirer, as applicable, shall first attempt to reconcile their differences, and any resolution by them as to any disputed amounts or calculations shall be final, binding and conclusive on the parties hereto. If the Seller and the Purchaser or the Acquirer, as applicable, are unable to reach a resolution with such effect within ten (10) Business Days, the Seller and the Purchaser or the Acquirer, as applicable, shall submit the items remaining in dispute for resolution to the Accounting Firm, which shall determine and report to the Seller and the Purchaser or the Acquirer, as applicable, upon such remaining disputed items or calculations, and such report shall be final, binding and conclusive on the Seller and the Purchaser or the Acquirer, as applicable. The Purchaser or the Acquirer, as applicable, and the Seller shall make reasonably available to the Accounting Firm all relevant books and records, any work papers (including those of the parties’ respective accountants, to the extent applicable) and supporting documentation relating to the determination of Projected Post-Bonus EBITDA and the Buy-Out

Payment. The fees and disbursements of the Accounting Firm shall be borne equally by the Purchaser or the Acquirer, as applicable, on the one hand, and the Seller, on the other hand. The Accounting Firm’s determination shall be made within thirty (30) days after the submission of the items remaining in dispute under the Buy-Out Dispute Notice and shall be set forth in a written statement delivered to the Seller and the Purchaser or the Acquirer, as applicable, the “Final Buy-Out Notice,” which statement shall set forth any resulting adjustment to the Buy-Out Payment.
     (vi) Within five (5) Business Days after delivery of the Final Buy-Out Statement, the parties shall take the following applicable actions:
     (A) If the Buy-Out Payment set forth in the Final Buy-Out Statement exceeds the amount of the Buy-Out Payment that was made pursuant to Section 2.4(e)(iii) then the Purchaser shall pay to the Seller, in cash, by wire transfer of immediately available funds to the bank account or accounts designated by the Seller, the amount by which the Buy-Out Payment set forth in the Final Buy-Out Statement exceeds the amount of the Buy-Out Payment that was made pursuant to Section 2.4(e)(iii); or
     (B) If the Buy-Out Payment set forth in the Final Buy-Out Statement is less than the amount of the Buy-Out Payment that was made pursuant to Section 2.4(e)(iii) then Seller shall pay to Purchaser, in cash, by wire transfer of immediately available funds to the bank account or accounts designated by Purchaser, the amount by which the Buy-Out Payment set forth in the Final Buy-Out Statement is less than the amount of the Buy-Out Payment that was made pursuant to Section 2.4(e)(iii).
     (vii) At any time prior to the one-year anniversary of the consummation of the Change of Control Transaction, the Seller shall have the right to commence the Buy-Out Procedure by delivering to the Purchaser or the Acquirer, as applicable, a written notice to that effect, if any of the following shall have occurred during such one-year period: (A) any Principal shall have terminated his Employment Agreement for Good Reason (as defined in such Employment Agreement), (B) Purchaser, Parent, an Affiliate of Purchaser or Parent, or the Acquirer, as applicable, shall have terminated any of the Employment Agreements for any reason other than Cause (as defined in such Employment Agreement), (C) Purchaser, Parent, an Affiliate of Purchaser or Parent, or the Acquirer, as applicable, shall have breached the terms of any of the Employment Agreements or of this Agreement, including the terms and conditions of Section 6.11, 7.1, 7.2, or 7.3 of this Agreement, (D) Purchaser, Parent, an Affiliate of Purchaser or Parent, or the Acquirer, as applicable, shall have indicated that it does not intend to continue to provide substantially all of the investment-advisory services offered by the Company immediately prior to the Change of Control Transaction, or (E) Purchaser, Parent, an Affiliate of Purchaser or Parent, or the Acquirer, as applicable, materially diminishes or unreasonably withholds resources that are necessary for the Company to execute its strategic plan. If the Seller has delivered to the Purchaser or the Acquirer, as applicable, a written notice of the Seller’s intention to commence the Buy-Out Procedure in accordance with this clause (vii) of this Section 2.4(e), then the Purchaser or the Acquirer, as applicable, shall, within fifteen (15) days after its receipt of such notice, deliver to the Seller a Buy-Out Notice and But-Out Payment in accordance with clause (iii) of this Section 2.4(e), and the procedures set forth in clauses (iv), (v) and (vi) of this Section 2.4(e) shall thereafter apply, provided that when the Purchaser or the Acquirer, as applicable, is preparing the Buy-Out Notice, the Commencement Date shall be considered the date on which the Change of Control Transaction is consummated and not the date that the Seller provides notice pursuant to this Section 2.4(e)(vii).
     (viii) Any Buy-Out Payments made pursuant to this Section 2.4(e) shall be subject to the terms and conditions of Section 11.7. After the final Buy-Out Payments are delivered to the Seller in accordance with clauses (vi) or (vii) of this Section 2.4(e), all obligations of the Purchaser with respect to the Future Payments shall terminate, and the Seller shall be deemed to have relinquished the right to the Future Payments and shall have no further rights with respect thereto. For the avoidance of doubt, if the Change of Control Transaction is not consummated for any reason, the Purchaser shall not be required to make the Buy-Out Payment to the Seller pursuant to this Section 2.4(e).
     Section 2.5 Purchase Price Adjustment Based on Changes in Revenue Run-Rate.
(a) Adjustment of Closing Payment. At the Closing, the Closing Payment shall be adjusted as follows:
     (i) If the Aggregate Closing Advisory Revenue Run-Rate is less than 95 percent of the Baseline Advisory Revenue Run-Rate, the Closing Payment shall be reduced by an amount equal to the Run-Rate Adjustment Amount (as defined below); or
     (ii) If the Aggregate Closing Advisory Revenue Run-Rate is more than 105 percent of the Baseline Advisory Revenue Run-Rate, the Closing Payment shall be increased by an amount equal to the Run-Rate Adjustment Amount.
     “Run-Rate Adjustment Amount” means an amount equal to the product of (x) the Closing Payment and (y) a fraction (such fraction, expressed as a decimal rounded to four decimal places, the “Adjustment Factor”) calculated as follows:
     (A) If the Aggregate Closing Advisory Revenue Run-Rate is less than 95 percent of the Baseline Advisory Revenue Run-Rate, the Adjustment Factor shall be equal to the product of (x) 0.95 minus a fraction, the numerator of which is the Aggregate Closing Advisory Revenue Run-Rate and the denominator of which is the Baseline Advisory Revenue Run-Rate, and (y) 2.18; or
     (B) If the Aggregate Closing Advisory Revenue Run-Rate is more than 105 percent of the Baseline Advisory Revenue Run-Rate, the Adjustment Factor shall be equal to the product of (x) a fraction, the numerator of which is the Aggregate Closing Advisory Revenue Run-Rate and the denominator of which is the Baseline Advisory Revenue Run-Rate, minus 1.05 and (y) 2.18; provided, however, that if the Adjustment Factor is more than one tenth (0.1), then the Adjustment Factor shall be deemed to be equal to one tenth (0.1).

     (b) Closing Statements. As of the close of business on the date that is two Business Days immediately preceding the Closing Date, the Seller shall prepare (or cause to be prepared) in good faith, and shall deliver to the Purchaser not later than noon on the next Business Day, a statement showing (i) a calculation, in reasonable detail, of the Aggregate Closing Advisory Revenue Run-Rate and (ii) a calculation of the Run-Rate Adjustment Amount.
     (c) Disputes. The Seller shall, and shall cause the Company and its advisers, counsel and accountants to, give the Purchaser and its advisers, counsel and accountants reasonable access to the Company books, records and personnel in order to enable the Purchaser to review the statement delivered by the Seller pursuant to Section 2.5(b). If the Purchaser disputes such statement or any amounts or calculations contained therein, the Purchaser shall give a written notice of such dispute to the Seller within 15 days following the Closing Date and such dispute thereafter shall be resolved as follows:
     (i) The Seller and the Purchaser shall first attempt to reconcile their differences, and any resolution by them as to any disputed amounts or calculations shall be final, binding and conclusive on the parties hereto.
     (ii) If the Seller and the Purchaser are unable to reach a resolution with such effect within 10 Business Days, the Seller and the Purchaser shall submit the items remaining in dispute for resolution to the Accounting Firm, which shall, within 15 Business Days after such submission, determine and report to the Seller and the Purchaser upon such remaining disputed items or calculations, and such report shall be final, binding and conclusive on the Seller and the Purchaser. The Purchaser and the Seller shall make reasonably available to the Accounting Firm all relevant books and records, any work papers (including those of the parties’ respective accountants, to the extent applicable) and supporting documentation relating to the determination of the Aggregate Closing Advisory Revenue Run-Rate and the applicable adjustment of the Closing Payment, if any. The fees and disbursements of the Accounting Firm shall be borne equally by the Purchaser and the Seller.
     (d) Final Adjustment. The calculation of the Aggregate Closing Advisory Revenue Run-Rate and the Run-Rate Adjustment Amount shall be deemed final for purposes of this Section 2.5 upon the earliest of the following: (i) the failure of the Purchaser to notify the Seller of a dispute within 15 days following the Closing Date; (ii) the resolution of all disputes by the Seller and the Purchaser pursuant to clause (i) of Section 2.5(c); or (iii) the resolution of all disputes by the Accounting Firm pursuant to clause (ii) of Section 2.5(c). Any amount that is disputed by the Purchaser but paid to the Seller at the Closing shall be promptly refunded by the Seller to the Purchaser if such dispute is thereafter resolved in favor of the Purchaser. Any payments required to be made by either party pursuant to this Section 2.5(d) shall be accompanied by interest thereon, payable in cash and calculated from the Closing Date through the date of payment at the prime lending rate prevailing during such period, as published in The Wall Street Journal.

     Section 2.6 Working Capital Purchase Price Adjustment.
     (a) Closing of Books. The Seller shall use its reasonable best efforts to cause a full balance sheet closing to take place on the Closing Date as if it were the last day of a fiscal period for the Company.
     (b) Closing Date Balance Sheet. As promptly as practicable, but in any event within 60 days following the Closing Date, the Seller shall prepare and deliver to the Purchaser a statement (the “Closing Statement”) consisting of (i) a balance sheet of the Company as of the close of business on the Closing Date (but without giving effect to the Closing) (the “Closing Date Balance Sheet”) and (ii) a calculation in reasonable detail of the Working Capital Amount as of the close of business on the Closing Date, based on the Closing Date Balance Sheet (the “Closing Working Capital Amount”). The Closing Date Balance Sheet shall be prepared, and the Closing Working Capital Amount shall be calculated, in accordance with the Applicable Accounting Principles. The Purchaser shall assist and cooperate with the Seller in all commercially reasonable respects in the preparation of the Closing Date Balance Sheet and the calculation of the Closing Working Capital Amount, including by providing the Seller with reasonable access to any relevant personnel, books and records of or related to the Company.
     (c) Disputes. The Seller shall provide the Purchaser and its accountants with reasonable access to the work papers of the Seller and its accountants in connection with the Purchaser’s review of the Closing Date Balance Sheet and the calculation of the Closing Working Capital Amount. The Purchaser may dispute amounts on the Closing Date Balance Sheet or the calculation of the Closing Working Capital Amount by notifying the Seller in writing within 15 days of the Purchaser’s receipt of the Closing Date Balance Sheet and calculation of the Closing Working Capital Amount from the Seller that the Purchaser believes the Closing Date Balance Sheet or the calculation of the Closing Working Capital Amount contains mathematical errors or was not prepared in accordance with Section 2.6(b) and setting forth, in reasonable detail, the basis for such dispute. In the event of such a dispute, the Seller and the Purchaser shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts or calculations shall be final, binding and conclusive on the parties hereto. If the Seller and the Purchaser are unable to reach a resolution with such effect within ten (10) Business Days after the receipt by the Seller of the Purchaser’s written notice of dispute, the Seller and the Purchaser shall submit the items remaining in dispute for resolution to the Accounting Firm, which shall, within 45 days after such submission, determine and report to the Seller and the Purchaser upon such remaining disputed items or calculations, and such report shall be final, binding and conclusive on the Seller and the Purchaser. The Purchaser and the Seller shall make reasonably available to the Accounting Firm all relevant books and records, any work papers (including those of the parties’ respective accountants, to the extent applicable) and supporting documentation relating to the Closing Date Balance Sheet, the calculation of the Closing Working Capital Amount and any other items reasonably requested by the Accounting Firm. The fees and disbursements of the Accounting Firm shall be borne equally by the Seller and Purchaser.
     (d) Final Adjustment. The Closing Date Balance Sheet and calculation of the Closing Working Capital Amount shall be deemed final for the purposes of this Section 2.6 upon the earliest of (i) the failure of the Purchaser to notify the Seller of a dispute within 15 days of the

Purchaser’s receipt of the Closing Date Balance Sheet from the Seller, (ii) the resolution of all disputes by the Seller and the Purchaser pursuant to Section 2.6(c) or (iii) the resolution of all disputes by the Accounting Firm pursuant to Section 2.6(c).
     (e) Payment. Within five (5) Business Days following the date on which the Closing Date Balance Sheet and calculation of the Closing Working Capital Amount are deemed final pursuant to Section 2.6(d), the Closing Payment shall be adjusted as follows: (i) if the Closing Working Capital Amount is $1.1 million or more, the Purchaser shall pay to the Seller an amount equal to the amount by which the Closing Working Capital Amount exceeds $1.1 million; or (ii) if the Closing Working Capital Amount is $900,000 or less, the Seller shall pay to the Purchaser an amount equal to the amount by which the Closing Working Capital Amount is less than $900,000. For the avoidance of doubt, if the Closing Working Capital Amount is more than $900,000 but less than $1.1 million, no Closing Payment adjustment shall be made.
     (f) Manner of Payment; Interest. Any payments required to be made by the Seller or the Purchaser pursuant to Section 2.6(e) shall be made in cash, by wire transfer of immediately available federal funds to such bank account(s) as shall be designated in writing by the party to which such payment is due and shall be treated as an adjustment to the Purchase Price for tax purposes. Any payments required to be made by the Seller or the Purchaser pursuant to Section 2.6(e) shall be accompanied by cash interest thereon, calculated from the Closing Date through the date of payment at the prime lending rate prevailing during such period as published in The Wall Street Journal.
     Section 2.7 Purchase Price Allocation. Not later than sixty (60) days following the Closing Date, the Purchaser shall prepare and deliver to Seller a statement allocating the Purchase Price, as then known, plus the liabilities of the Company as of the Closing Date, among the Assets of the Company (the “Allocation Statement”). The Allocation Statement will be consistent with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder. Within ten (10) days after Seller’s receipt of the Allocation Statement, Seller shall indicate its concurrence therewith, or propose to Purchaser any changes to the Allocation Statement. Seller’s failure to notify Purchaser of any objection to the Allocation Statement within ten (10) days after receipt thereof shall constitute Seller’s concurrence therewith. Should the Seller propose any change to the Allocation Statement, the Purchaser and the Seller shall resolve any disagreement regarding the Allocation Statement in accordance with the provisions of Section 2.4(c). The allocation so determined shall be binding on the parties and, subject to the following sentence, all Tax Returns filed by Purchaser, Seller, the Principals, and each of their Affiliates shall be prepared consistently with such allocation, and none of them shall take a position on any Tax Return or other form or statement contrary to such allocation (unless required to do so by a Governmental Authority). Upon each subsequent adjustment of the Purchase Price after the Closing Date to reflect (i) the Working Capital Purchase Price Adjustment provided in Section 2.6, if any, and (ii) each of the Future Payments, if any, Purchaser and Seller will each revise its IRS Forms 8594 in accordance with the above procedure. Each of the parties agrees to notify the other if the IRS or any other Governmental Authority proposes a reallocation of amounts allocated pursuant to this Section 2.7.

ARTICLE III
CLOSING
     Section 3.1 Closing Date. Unless this Agreement shall have theretofore been terminated and the transactions herein abandoned pursuant to Section 9.1, subject to the provisions of Article VIII, the closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of The Lowenbaum Partnership, St. Louis, Missouri, as of 10:00 a.m., Central time, on the date that is two (2) Business Days after the conditions set forth in Sections 8.1, Section 8.2 and Section 8.3 have been satisfied or waived (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place or on such other date as the parties may agree to in writing (the date on which the Closing occurs is referred to herein as the “Closing Date”).
     Section 3.2 Closing Deliveries. At the Closing:
     (a) the Purchaser shall pay to the Seller the Closing Payment, as adjusted pursuant to Section 2.5 and subject to further adjustment pursuant to Section 2.6, by wire transfer of immediately available funds to such account or accounts as the Seller shall designate in writing to the Purchaser not less than three Business Days prior to the Closing Date; and
     (b) the Seller shall execute and deliver to the Purchaser an Assignment Agreement (the “Assignment Agreement”), dated as of the Closing Date, with respect to the Membership Interests, in a form prepared by the Seller and approved by the Purchaser (such approval not to be unreasonably withheld or delayed).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER AND PRINCIPALS
     Except as expressly set forth in the Seller Disclosure Letter, as of the date hereof and as of the Closing Date, the Seller represents and warrants to the Purchaser as follows; in addition, except as expressly set forth in the Seller Disclosure Letter, each Principal also makes the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4, 4.5 (as to each such Section each Principal makes such representation and warranty for himself only) and clause (iii) of the first sentence of Section 4.7(a) to the Purchaser as of the date hereof and as of the Closing Date:
     Section 4.1 Organization, Power, etc.
     (a) The Company is a limited liability company validly existing and in good standing under the laws of the State of Missouri. The Company is qualified or licensed to do business and is in good standing in each of the jurisdictions in which the nature of the Business or the properties or assets owned or operated by the Company makes such qualification or license necessary, except where failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect. True copies of the Organizational Documents, as in effect as of the date hereof, have been made available to the Purchaser, and the Company is not in material violation of any of their provisions. The Company has all organizational authority necessary to carry on the Business. The Company has no Subsidiaries and does not own any capital stock of, or other equity interest in, any Person (other than ownership through fiduciary, trust, custodial or similar arrangements for the account of customers).
     (b) The Seller is a limited liability company validly existing and in good standing under the laws of the State of Missouri. Since its formation, the Seller has not engaged in any other business and does not and will not as of the Closing Date own any assets other than the Membership Interests and the proceeds of the sale of the Membership Interests. True copies of the articles of organization and operating agreement of the Seller, as in effect as of the date hereof, have been made available to the Purchaser, and the Seller is not in material violation of any of their provisions.
     Section 4.2 Capitalization; Title to Membership Interests; etc. The Membership Interests constitute all of the outstanding equity interests in the Company and are uncertificated. As of the date of this Agreement, the S-Corporations own all of the Membership Interests free and clear of any Liens. Upon completion of the Recapitalization, the Seller will be the sole owner of all of the Membership Interests, free of any Liens. All of the Membership Interests have been validly issued. Upon the delivery and payment for the Membership Interests as contemplated herein, (i) the Seller will have transferred to the Purchaser valid title to the Membership Interests, free of any Liens (other than Liens created or incurred by the Purchaser or any of its Affiliates) and (ii) the Purchaser will be the owner of all outstanding equity interests in the Company.
     Section 4.3 Authorization. The Seller is authorized to execute this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby. This Agreement has been validly executed by Seller and each of the Principals and, assuming the due authorization and execution by Purchaser, will constitute the Seller’s and Principals’ binding obligation.
     Section 4.4 Non-Contravention.
     (a) The execution and performance of this Agreement by the Seller and each of the Principals, require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act, (ii) the actions and filings set forth in Section 4.4(a) of the Seller Disclosure Letter and (iii) any actions or filings under any Applicable Laws the absence of which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
     (b) The execution by the Seller and each of the Principals of this Agreement do not, and their performance of their obligations hereunder (including the Recapitalization) will not: (i) violate any provision of the articles of organization or operating agreement of the Seller or of the Organizational Documents; or (ii) assuming that (x) all Governmental Approvals set forth in Section 4.4(a) of the Seller Disclosure Letter, (y) all Third-Party Consents contemplated by Section 4.5, and (z) all Client Consents of Advisory Clients contemplated by Section 6.4 have been obtained or, in the case of filings, registrations and notices, made, (A) conflict with or violate any Applicable Laws, (B) except as set forth in Section 4.4(b) of the Seller Disclosure Letter, require the consent of or other action by any Person under, violate, result in the termination or acceleration of, or of any right under, give rise to or modify any right or obligation under, or conflict with, breach or constitute a default under, any Contract to which the Seller, any of the Principals or the Company is a party or by which any of their assets is bound or (C) result in the creation of any Lien on the Membership Interests or any of the equity interests in, or any assets of, the Company, except, in the case of clauses (B) and (C), for any such violation, termination, acceleration, conflict, default or Lien as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.
     Section 4.5 Consents, etc. Except as contemplated by Section 6.4, no Third-Party Consent is required for the execution of this Agreement and the Ancillary Agreements by the Seller or any of the Principals or for performance of their respective obligations, except in any such case for any such Third-Party Consent the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.
     Section 4.6 Financial Statements; Off-Balance Sheet Arrangements.
     (a) The Seller has delivered to the Purchaser complete copies of the audited financial statements of the Company for the periods ended December 31, 2004, 2005 and 2006, together with the reports of the Company’s independent auditors thereon (the “Financial Statements”).
     (b) The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby and present fairly the financial condition of the Company as of such dates and the results of operations of the Company for the periods then ended.
     (c) The Company is not a party to and does not have any off-balance sheet transactions, arrangements or obligations (including contingent obligations).
     Section 4.7 Litigation.
     (a) Since January 1, 2004 and except as stated in Section 4.7(a) of the Seller Disclosure Letter, there has been no Litigation pending before any Governmental Authority or, to the Knowledge of the Seller, threatened: (i) against or affecting the Company, the Business or any of their assets; (ii) against or affecting any of the Sponsored Funds; or (iii) challenging, or that would reasonably be expected to substantially interfere with consummation of any of the transactions contemplated by this Agreement (including the Recapitalization), or materially impair the ability of the Seller or the Principals to timely perform their obligations hereunder. To the Knowledge of the Seller, no circumstance exists that would reasonably be expected to serve as a basis for the commencement of any such Litigation before any Governmental Authority. The Seller has provided the Purchaser with access to, all material pleadings, correspondence and other documents relating to each Litigation listed in Section 4.7(a) of the Seller Disclosure Letter.
     (b) The Company is not, and has not been since January 1, 2004, a party or subject to any settlement agreements with any Governmental Authority relating to the Company or the Business. There are no outstanding Orders (other than exemptive orders) to which the Company or any of the Sponsored Funds is subject, bound or affected, and there have been no such Orders (other than exemptive orders) since January 1, 2004.

     Section 4.8 Compliance with Laws, Regulatory Reports, and Registrations.
     (a) Except as stated in Section 4.8(a) of the Seller Disclosure Letter, since January 1, 2004, the operations of the Company and the Sponsored Funds have been, and are being, conducted in compliance in all material respects with all Applicable Laws.
     (b) To the Knowledge of the Seller, the Company and the Sponsored Funds are not under investigation with respect to (i) any material violation of any Applicable Law or (ii) any actual or alleged obligation on the part of the Company or the Sponsored Funds to undertake, or to bear all or any portion of the cost of, any corrective action of any material nature.
     (c) To the Knowledge of the Seller, neither the Company nor the Sponsored Funds have been threatened to be charged with, and has not received any notice or other communication from any Governmental Authority or any other Person regarding any matters described in clause (i) or (ii) of the preceding subsection.
     (d) The Company and the Sponsored Funds are, and, since January 1, 2004, have been in material compliance with all registration, qualification and licensure requirements under all Applicable Laws for themselves and the Company’s employees.
     (e) The Company and the Sponsored Funds are and, since January 1, 2004, have been in material compliance with all filing, disclosure, reporting, notice and registration requirements of all Applicable Laws. Interests in the Sponsored Funds have been offered and sold pursuant to valid exemptions from the registration requirements of applicable federal and state securities laws.
     (f) To the Knowledge of the Seller, no Governmental Authority has threatened any proceeding against the Company or the Sponsored Funds with respect to a violation of Applicable Law. To the Knowledge of the Seller, no examination of the Company, the Sponsored Funds or the Business (other than routine examinations in the ordinary course of Business that will not result in any material expense or liability) conducted by any Governmental Authority is ongoing, unresolved or threatened by any Governmental Authority. Neither the Company nor any of the Sponsored Funds is, or since January 1, 2004, has been, (i) subject to any cease and desist, censure or other disciplinary order issued by, (ii) a party to any written agreement consent or disciplinary agreement with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any Order or directive by (other than exemptive orders) or (v) a recipient of any supervisory letter from, any Governmental Authority.
     (g) Since January 1, 2004, there have been no no-action letters or exemptive orders issued to the Company.
     (h) Neither the Company nor any of the Sponsored Funds is, and since January 1, 2004 neither has been, subject to any material disability or limitation with respect to the operation or performance of their Business by reason of violation of any Applicable Law.
     (i) Since January 1, 2004, no material unremedied pricing error has occurred, and no similar condition has existed with respect to any Sponsored Fund, or any Separate Account Client.

     (j) The Company has adopted and implemented, and is in material compliance with, written policies and procedures reasonably designed to prevent violation, by the Company and its supervised persons, of the Investment Advisers Act.
     (k) The Company has adopted and is in material compliance with, procedures for the allocation of securities purchased for its Advisory Clients, which comply in all material respects with Applicable Laws.
     Section 4.9 Permits and Licenses. The Company holds all material Permits necessary for the operation of the Business. Each of the material Permits is valid and in full force and effect. None of the material Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement (including the Recapitalization). Since January 1, 2004, the Company and the Sponsored Funds have not received any notification from any Governmental Authority asserting that such Governmental Authority intends to revoke or suspend any material Permit held by any of them.
     Section 4.10 Absence of Certain Changes; No Undisclosed Liabilities.
     (a) Since December 31, 2006, no event has occurred affecting the Company or the Sponsored Funds that has had or would reasonably be expected to have a Material Adverse Effect. Since December 31, 2006, no event has occurred that, if it occurred between the date hereof and the Closing Date, would constitute a breach of Section 6.1.
     (b) The Company does not have any liabilities or obligations (whether accrued, absolute, contingent or otherwise) except for liabilities: (i) contemplated by this Agreement, (ii) disclosed in the Seller Disclosure Letter, (iii) disclosed or reserved for in the Balance Sheet, (iv) that are non-material and incurred in the ordinary course of business, and (v) incurred by the Company after the Balance Sheet Date in the ordinary course of business.
     Section 4.11 Employees.
     (a) Section 4.11(a) of the Seller Disclosure Letter provided a list of all employees of and consultants to the Company and indicating each employee who is on an approved leave of absence or in layoff status) as of the Business Day immediately preceding the date hereof, including for each date of hire, current annual salary rate and estimated bonus payable.
     (b) No director, officer or employee of the Company has any agreement with any other Person that would reasonably be expected to adversely affect his or her ability (i) to perform as a director, officer or employee of the Company or (ii) to engage in any conduct relating to the Business or (iii) to assign to the Company or any other Person any rights to any invention, improvement or discovery.
     (c) No current director, officer or significant employee of the Company has provided the Company with notice of termination of his or her employment with the Company or, to the Knowledge of the Seller, intends to terminate his or her employment. All employees of the Company are employed on an “at will” basis and may be terminated at any time without notice or payment of consideration by the Company.

     Section 4.12 Labor Matters; Compliance.
     (a) The Company is not a party to or bound by any collective bargaining agreements, and there are no labor unions or other organizations representing or purporting to represent any employees of the Company. Since January 1, 2004, there has not occurred or, to the Knowledge of the Seller, been threatened any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of the Company. There has not been, there is not presently pending and, to the Knowledge of the Seller, there is not threatened any (i) organizational activity or other labor or employment dispute affecting the Company or (ii) application for certification of a collective bargaining agent. There is no lockout of any employees by the Company, and no such action is contemplated. No event has occurred or circumstance exists that could reasonably be expected to provide the basis for any work stoppage or other labor dispute.
     (b) Except as accrued on the Balance Sheet and as may become due after the Balance Sheet Date in the ordinary course of business, the Company is not liable for the payment of any compensation relating to the terms of any employment, consulting, severance, agency or compensation agreement.
     Section 4.13 Employee Benefit Plans and Related Matters; ERISA.
     (a) Disclosure. Section 4.13(a) of the Seller Disclosure Letter sets forth a true and complete list of the Company Benefit Plans. For each Company Benefit Plan, the Seller has made available to the Purchaser: (i) copies of all written plans; (ii) written descriptions of all oral plans; (iii) all funding arrangements; (iv) the most recent IRS determination letter; (v) the current summary plan description; (vi) all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor; (vii) all current employee handbooks and manuals and (viii) all amendments to such documents. Except as expressly contemplated by this Agreement or the Ancillary Agreements, the Company has not communicated to any current or former employee any intention to amend any Company Benefit Plan or to establish any other benefit plan.
     (b) Qualification. Each Company Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust forming a part thereof, is so qualified in form and as administered. The predecessor to the current Profit Sharing Plan has received a favorable determination letter from the IRS, and no material event has since occurred that could adversely affect the qualified status of the Profit Sharing Plan. A determination letter for the current Profit Sharing Plan has been applied for, or the time for filing such determination letter has not yet expired. All material amendments and actions required to bring each Company Benefit Plan into conformity with the provisions of Applicable Laws have been made or taken, except to the extent they are not required to be made or taken until after the Closing Date. Except as stated in Section 4.13(b) of the Seller Disclosure Letter, each Company Benefit Plan has been operated in all material respects in accordance with its terms and Applicable Law.

     (c) Liability; Compliance.
     (i) Neither the Company nor any Company Related Person has been involved in any transaction that could cause the Company or, following the Closing Date, the Purchaser or any of their respective Affiliates to be subject to liability under section 4069 or 4212 of ERISA. Neither the Company nor any Company Related Person has incurred any unsatisfied liability under or pursuant to Title I or IV of ERISA or the penalty or excise Tax provisions of the Code relating to employee benefit plans, and no event has occurred or exists that could result in any such liability. All contributions and premiums required to have been paid to any Company Benefit Plan have been paid within the appropriate time prescribed.
     (ii) There are no pending or, to the Knowledge of the Seller, threatened claims by or on behalf of any participant with respect to or involving any of the Company Benefit Plans (other than routine claims for benefits). To the Knowledge of Seller, the Company Benefit Plans are not under examination (nor has notice been received of a potential examination) by any Governmental Authority, and no matters are pending under the IRS’s Voluntary Compliance Resolution program, its Closing Agreement Program, or other similar programs of the IRS or Department of Labor.
     (iii) None of the Seller, the Company or any Company Related Person maintains or has any liability with respect to a defined benefit plan (as defined in section 3(35) of ERISA), a plan subject to Title IV of ERISA or a plan subject to section 412 of the Code, or has maintained or had any liability with respect to any such plan within the past six years. The Company does not have any withdrawal liability in respect of any such plan.
     (iv) The Company does not have any liability for any post-retirement health, medical or life insurance benefits for retired, former or current employees of, or consultants or contractors to, the Company or any Company Related Person, except as required by Section 4980B of the Code (or comparable state law).
     (d) Section 280G. With respect to any Company Benefit Plan, performance of this Agreement will not increase any amounts of compensation or benefits nor accelerate vesting or timing of any payment in respect of any person increase or accelerate any funding obligation. Performance of this Agreement will not result in a “parachute payment” under Section 280G of the Code.
     (e) Section 409A. Since January 1, 2005, each Company Benefit Plan that is a “nonqualified deferred compensation plan” subject to section 409A of the Code has been operated in good faith compliance with Section 409A of the Code.
     (f) Multi-Employer Plans. None of the Company Benefit Plans is a plan maintained by more than one employer within the meaning of Section 413(c) of the Code.

     Section 4.14 Tax Matters.
     (a) (i) All Tax Returns required to be filed on or before the Closing Date by, or with respect to, the Company and each of the Sponsored Funds have been duly and timely filed (taking into account any extensions); (ii) the information included in the Tax Returns filed by or with respect to the Company and each of the Sponsored Funds is complete and accurate in all material respects; and (iii) all Taxes due and payable on or before the Closing Date by the Company and each of the Sponsored Funds will have been timely paid.
     (b) (i) No action, suit, examination, proceeding, investigation, audit, or claim is now proposed, pending, or, to the Knowledge of the Seller, threatened with respect to the Company or any of the Sponsored Funds in respect of any Tax, and there are no discussions among the Seller, the Company, or any of the Sponsored Funds, on the one hand, and any Governmental Authority, on the other hand, with respect to Taxes that are likely to result in a material additional amount of Tax; and (ii) no notice or claim has been made by a Governmental Authority in a jurisdiction where the Company or any of the Sponsored Funds does not file a particular Tax Return that it is or may be subject to that particular Tax in that jurisdiction.
     (c) There are no liens for Taxes upon the assets of the Company or any of the Sponsored Funds, other than Permitted Liens.
     (d) No request has been made for an extension of time within which to file Tax Returns with respect to the Company or any of the Sponsored Funds for which Tax Returns have not yet been filed.
     (e) There has been no extension or waiver of the statute of limitations period applicable to any Tax of the Company or any of the Sponsored Funds, which period (after giving effect to such extension or waiver) has not yet expired.
     (f) The Balance Sheet reflects an adequate reserve for all Taxes for which the Company, directly or as a partner or member of any of the Sponsored Funds, may be liable for all taxable periods and portions thereof through the date thereof.
     (g) The Company and each of the Sponsored Funds has withheld and paid all Taxes required to have been withheld and paid on or before the Closing Date in connection with any amounts paid or owing to any employee, independent contractor, creditor, or other third party.
     (h) The Company has delivered or made available to Purchaser copies of all requested federal, state, local, and foreign Tax Returns filed with respect to each of the Company and each of the Sponsored Funds.
     (i) Neither the Company nor any of the Sponsored Funds has any liability for Taxes of any person as a transferee or successor, by contract, or otherwise.
     (j) Neither the Company nor any of the Sponsored Funds is now nor has it ever been a party to or bound by any Tax-indemnity, Tax-allocation, or Tax-sharing agreement.

     (k) The Company has properly been taxed as either a partnership or as a “disregarded entity” for U.S. federal Income Tax purposes (and similar purposes under state, local, and foreign law) during all periods of its existence, and has made no election in any jurisdiction to be treated as an association for U.S. federal or other Tax purposes.
     (l) Each of the Sponsored Funds has properly been taxed as either a partnership or as a “disregarded entity” for U.S. federal Income Tax purposes (and similar purposes under state, local, and foreign law) during all periods of their existence, and none of them has made any election in any jurisdiction to be treated as an association for U.S. federal or other Tax purposes.
     (m) Neither the Company nor any of the Sponsored Funds has agreed or been required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local, or foreign Income Tax law) made on or prior to the Closing Date; (ii) any agreement with any Governmental Authority with regard to the Tax liability of either the Company or any of the Sponsored Funds, executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.
     (n) Neither the Company nor any of the Sponsored Funds has received or applied for a Tax ruling or entered into a closing agreement pursuant to section 7121 of the Code, or is now or ever has been a member of any affiliated, consolidated, combined or unitary group for filing Tax Returns or paying Taxes.
     (o) Neither the Company nor any of the Sponsored Funds has participated in or has been a “material advisor” with respect to any “reportable transaction” (within the meaning of sections 6011 and 6707A(c) of the Code).
     (p) The Purchaser will not be required to deduct and withhold any amount pursuant to section 1445 of the Code upon the purchase of the Membership Interests by the Purchaser under this Agreement.
     Section 4.15 Properties.
     (a) Title to Assets, etc. The Company has valid title to, or has the right to use pursuant to a valid lease, license or contract, all assets, properties and rights used or held for use in the Business or as reflected on the Balance Sheet or acquired after the Balance Sheet Date (collectively, the “Assets”), except as may be disposed of in the ordinary course of business. All such assets, properties and rights are held by the Company or the Sponsored Funds, as appropriate, free of any Lien other than Permitted Liens.
     (b) Sufficiency of Assets, etc. The Assets constitute all of the assets, properties and rights reasonably required for the conduct of the Business. The Assets are in the appropriate working order, subject to ordinary wear and tear, and are reasonably adequate for the purposes for which they are being used or held for use.

     (c) Real Property. Section 4.15(c) of the Seller Disclosure Letter lists all real property and interests in real property leased by the Company (the “Leases” and “Leased Real Property”), and sets forth the address, landlord and tenant for each Lease. The Seller has made available to the Purchaser complete copies of each Lease. Except as set forth in Section 4.15(c) of the Seller Disclosure Letter, the Company is not a sublessor or grantor under any sublease or similar instrument. The Company has never owned any real property in fee simple.
     (d) Current Use. The Company’s use of the Leased Real Property does not violate in any material respect any Applicable Laws, covenants, conditions, restrictions, easements, licenses, Permits, agreements or Orders of any Governmental Authority.
     Section 4.16 Intellectual Property.
     (a) Owned Intellectual Property. Section 4.16(a) of the Seller Disclosure Letter lists the Intellectual Property owned by the Company that is material to the Business, including all Scheduled Intellectual Property (collectively, the “Owned Intellectual Property”). The Owned Intellectual Property and the Intellectual Property used or held by the Company pursuant to the licenses and arrangements described in Section 4.16(b) (the “Licensed Intellectual Property” and, together with the Owned Intellectual Property, the “Company Intellectual Property”) constitute all Intellectual Property that is used in the Business. The trade name “FAMCO” (and any other names owned, used or held for use by the Company) and the related logo have been duly registered with applicable Governmental Authorities to ensure protection under Applicable Law. All Company Intellectual Property is held free of any Lien.
     (b) Licensed Intellectual Property. Section 4.16(b) of the Seller Disclosure Letter lists all licenses and agreements to which the Company is a party or by which it is otherwise bound that relate to Intellectual Property (except for any license implied by the sale of a product and perpetual, shrink-wrap licenses for commonly available software under which the Company is the licensee), to the extent material to the Business.
     (c) Software and Information Technology. Since January 1, 2004, the Company has complied in all material respects with all license agreements relating to all software programs used by the Company, and the Company has obtained the appropriate number of licenses for their proper use. Except for (x) any Licensed Intellectual Property and (y) commonly available software licensed in the ordinary course of business, there are no fixed or contingent amounts payable by the Company to any Person for any software used by the Company. To the Knowledge of the Seller, there are no defects in any material software used by the Company that would prevent such software from performing its intended functions. The Company has taken commercially reasonable steps (i) to protect its interests in the software used or held for use by the Company and (ii) to protect all information technology systems and equipment used or held for use by the Company from loss (including data corruption), misuse or unauthorized access. Since January 1, 2004, the Company has not, with respect to its software and computer systems, experienced any loss (including data corruption), misuse or unauthorized access.
     (d) Web Sites. Section 4.16(d) of the Seller Disclosure Letter contains an accurate list of the Company’s web sites and URLs (the “Web Sites”). The Company is the owner or registrant of all of the Web Sites, and, to the Knowledge of the Seller, no action or proceeding has been commenced or threatened with respect to any of the Web Sites. The Company does not collect, disseminate or process any private data (including personally identifiable data) through the Web Sites.
     (e) No Infringement. The use of the Owned Intellectual Property and, to the Knowledge of the Seller, the Licensed Intellectual Property in the Business does not infringe any Person’s right, and no claim or demand has been made or, to the Knowledge of the Seller, threatened to that effect. To the Knowledge of the Seller, no Person is infringing the Company’s or any Sponsored Fund’s rights with respect to any of the Owned Intellectual Property or with respect to any of the Licensed Intellectual Property which is licensed to the Company on an exclusive basis.
     Section 4.17 Material Contracts; No Defaults.
     (a) Section 4.17(a) of the Seller Disclosure Letter contains an accurate list of, and the Seller has made available to Purchaser copies of, each of the Contracts currently in effect to which the Company is a party and pursuant to which the Company is required to make payments over the entire term of such Contract in excess of $50,000. Section 4.17(a) of the Seller Disclosure Letter does not contain Contracts that the Company may cancel without penalty and Contracts that the Company may execute on behalf of Advisory Clients in the ordinary course of the Business.
     (b) Each of the Contracts disclosed pursuant to Section 4.17(a) or Sections 4.13, 4.15(c) or 4.16(b) (each, a “Material Contract”) is in effect and is an enforceable agreement of the Company and, to the Knowledge of the Seller, of each of the other parties thereto.
     (c) The Company is, and at all times since the date of the respective Material Contract has been, in compliance with all material terms of such Material Contract.
     (d) To the Knowledge of the Seller, each other Person that has any obligation or liability under any Material Contract is, and at all times since the conclusion of such Material Contract has been, in compliance with all applicable material terms of such Material Contract.
     (e) There are no renegotiations pending of any Material Contract and no Person has made written demand for such renegotiation.
     Section 4.18 Brokers. Other than UBS Investment Bank, whose fees and expenses shall be paid by the Seller, no intermediary has been retained by or is authorized to act on behalf of the Company, the Seller, any of the Principals or any of their respective Affiliates or is entitled to any fee or commission in connection with the transactions contemplated by this Agreement (including the Recapitalization).
     Section 4.19 ERISA Clients.
     (a) At all relevant times (including immediately before the Closing), the Company (i) has been qualified to be a “Qualified Professional Asset Manager” within the meaning of PTCE 84-14 with respect to each ERISA Client (other than with respect to the plans of General

Dynamics Corporation as a result of Part I subsection (e) of PTCE 84-14) and (ii) has acknowledged its fiduciary status with respect to such ERISA Client.
     (b) The Company has not and does not engage in any revenue sharing arrangements with respect to assets managed for any ERISA Clients.
     (c) The Company has not engaged in any non-exempt prohibited transaction under ERISA Section 406 or Code Section 4975 with respect to any ERISA Clients.
     Section 4.20 Assets Under Management; Fee Rates; Advisory Contracts.
     (a) Section 4.20(a) of the Seller Disclosure Letter sets forth, as of the Base Date (i) each Advisory Client to which the Company is providing investment advisory or sub-advisory services; (ii) the amount of assets under management for each Client; and (iii) the fee rate for each Client.
     (b) Except as set forth in the offering documents of any Sub-Advised Fund or Sponsored Funds or Form ADV of the Company or Section 4.20(b) of the Seller Disclosure Letter, no Advisory Contract contains any undertaking to waive or reimburse fees thereunder resulting in an effective fee rate lower than the fee rate stated in such Advisory Contract or to provide “most favored client” treatment for any Client.
     (c) Each Advisory Contract (i) is a valid and legally binding agreement, enforceable against the Company and, to the Knowledge of the Seller, against each other party thereto, subject to termination rights that may arise as a result of the transactions contemplated by this Agreement and limitations imposed by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to general principles of equity, and (ii) is in all material respects in compliance with all Applicable Laws.
     (d) The Company is not in material default in the observance or the performance of any material term or obligation to be performed by it under any Advisory Contract. To the Knowledge of the Seller, no other person is in material default in the observance or the performance of any material term or obligation to be performed by it under any Advisory Contract.
     (e) The Company has never been responsible for providing to any Advisory Client any advice or services with respect to market timing or late trading in violation of stated policies and/or guidelines of any investment company, fund or other collective investment vehicle.
     Section 4.21 Transactions with Affiliates. No agreements or other commitments (including the provision of any Assets or services) exist by which the Company, on the one hand, and the Seller, any of the Principals or any of their respective Affiliates (other than the Company), on the other hand, is or has been a party or otherwise is bound that (a) are currently in effect and (b) involve continuing liabilities or obligations that, individually or in the aggregate, have been or will be material to the Company (each, an “Affiliate Transaction”). Neither any of the Principals nor any of their respective Affiliates owns, directly or indirectly, any interest in any material asset or other property used in or held for use in the Business. For purposes of this

Section 4.21, Affiliates of the Principals shall be deemed to include (A) any Person ten percent (10%) or more of whose outstanding voting securities or other equity interests are directly or indirectly beneficially owned or controlled by any of the Principals and (B) any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any of the Principals. For purposes of this Section 4.21, the ownership by the Company, any Company Affiliate, any Principal or any any Principal Affiliate of any interest or voting securities or rights in any of the Sponsored Funds shall not be considered an Affiliate Transaction.
     Section 4.22 Insurance. Section 4.22 of the Seller Disclosure Letter lists all insurance policies (including fidelity bonds) held by the Company relating to the Assets, the Business or the managers, directors, officers or employees of the Company. There is no claim by or with respect to the Company pending under any of such policies as to which coverage has been questioned, denied or disputed. All premiums have been timely paid, and the Company has complied with the terms of such policies. The Seller does not know of any threatened termination of or alteration of coverage under, any of such policies.
     Section 4.23 Communications Materials. To the extent they relate to the Company, the Business, the Seller or any of the Principals, the Communications Materials will not contain any untrue statement of a material fact or omit to state any material fact required to be stated to make the statements contained therein, not misleading as of the date thereof.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     The Purchaser represents and warrants to the Seller, as of the date hereof and as of the Closing Date, as follows:
     Section 5.1 Organization. The Purchaser is a Delaware corporation duly organized, validly existing under the laws of its jurisdiction of organization.
     Section 5.2 Authorization. The Purchaser has all requisite authority to execute this Agreement, to perform its obligations and to consummate the transactions contemplated hereby. The execution by the Purchaser of this Agreement and the Ancillary Agreements, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly authorized. This Agreement and the Ancillary Agreements have each been validly executed by the Purchaser and, assuming the due authorization, execution by the Seller and each of the Principals, constitute binding obligations of the Purchaser.
     Section 5.3 Non-Contravention.
     (a) The execution and performance of this Agreement and the Ancillary Agreements by the Purchaser require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and (ii) any actions or filings under any Applicable Laws the absence of which would not, individually or in the aggregate, reasonably be expected to materially impair the Purchaser’s ability to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreement or to perform its obligations hereunder or thereunder.
     (b) The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements and the performance by the Purchaser of its obligations hereunder will not: (i) violate any provision of the certificate of incorporation or by-laws of the Purchaser; or (ii) assuming that all Governmental Approvals referred to in Section 5.3(a) and all Third-Party Consents referred to in Section 5.4 have been obtained or, in the case of filings, registrations and notices, made, (A) conflict with or violate any Applicable Laws, (B) require the consent of or other action by any Person under, violate, result in the termination or acceleration of, or of any right under, give rise to or modify any right or obligation under or conflict with, breach or constitute a default under any Contract to which the Purchaser is a party, except, in the case of clauses (i) and (ii), for any such violation, termination, acceleration, conflict or default as would not, individually or in the aggregate, reasonably be expected to materially impair the Purchaser’s ability to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements or to perform its obligations hereunder or thereunder.
     Section 5.4 Consents, etc. No Third-Party Consent is required for the execution of this Agreement or the Ancillary Agreements or for performance by the Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, except in any such case for any such Third-Party Consent the failure of which to be obtained or made would not reasonably be expected to materially impair the Purchaser’s ability to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements or to perform its obligations hereunder or thereunder.
     Section 5.5 Litigation. There is no Litigation pending or, to the knowledge of the Purchaser, threatened against the Purchaser before any Governmental Authority that would reasonably be expected, individually or in the aggregate, to materially impair the Purchaser’s ability to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements or to perform its obligations hereunder or thereunder.
     Section 5.6 Brokers. Other than Putnam Lovell NBF Securities Inc., whose fees and expenses shall be paid by Parent or the Purchaser, no investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of the Purchaser or any of its Affiliates or is entitled to any fee or commission from the Purchaser or any of its Affiliates in connection with the transactions contemplated by this Agreement.
     Section 5.7 Available Funds. The Purchaser has or will have as of the Closing available to it all funds necessary to satisfy all of its obligations in connection with the transactions contemplated hereby that are due and owing as of the Closing, and the Purchaser will have available to it all funds necessary to satisfy all of its obligations to make Future Payments hereunder when such payments may become due and owing. The Purchaser’s ability to consummate such transactions is not conditional upon the receipt of financing (whether debt or equity) from any Third Party.
     Section 5.8 Investment Intent. The Purchaser is an accredited investor as such term is defined in Rule 501(a) of the Securities Act. The Purchaser is acquiring the Membership

Interests for its own account, for investment purposes only and not with a view to, or for resale in connection with, the distribution thereof. The Purchaser understands that the Membership Interests may not be sold, transferred or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act.
     Section 5.9 Communications Materials. To the extent they relate to the Purchaser, the Parent and their respective businesses, the Communications Materials will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein not misleading as of the date thereof.
     Section 5.10 Independent Analysis.
     (a) The Purchaser acknowledges that it has conducted an independent investigation of the financial condition, results of operations, assets, liabilities and projected operations of the Company and, in making its determination to proceed with this Agreement and the Ancillary Agreements, other than the representations, warranties, covenants and agreements of the Seller and the Principals set forth in this Agreement, as modified by the Seller Disclosure Letter, and in any certificates and other documents delivered by the Seller or the Principals pursuant to Article VIII, the Purchaser has relied solely on the results of such investigation.
     (b) The Purchaser acknowledges that the representations and warranties of the Seller and the Principals set forth in Article IV as modified by the Seller Disclosure Letter, constitute the exclusive representations and warranties of the Seller and the Principals to the Purchaser in connection with this Agreement and the Ancillary Agreements, and the Purchaser agrees that neither the Seller nor any of its officers, employees, attorneys, accountants, financial advisors, consultants and other representatives, nor any of the Principals or any other Person, has made any representation or warranty beyond those expressly given in this Agreement, as modified by the Seller Disclosure Letter, the Ancillary Agreements and any written certificate delivered at the Closing.
     (c) The Purchaser further acknowledges and agrees that any cost estimates, forecasts, projections or other predictions or forward-looking information that may have been provided to the Purchaser or any of its Affiliates, officers, employees, attorneys, accountants, financial advisors, consultants and other representatives were prepared for internal planning purposes only and are not representations or warranties of the Seller or the Principals, and that no assurances can be given that any estimated, forecasted, projected or predicted results will be achieved.
ARTICLE VI
COVENANTS
     Section 6.1 Conduct of Business.
     (a) During the period from the date hereof to the earlier of the termination of this Agreement and the Closing Date, except as (x) expressly contemplated by this Agreement or (y) otherwise consented to by the Purchaser in writing (not to be unreasonably withheld), the Seller and the Principals shall, and shall cause the Company to, (i) operate the Business in the ordinary course consistent with past practice and (ii) use commercially reasonable efforts to (A) preserve the Company’s business organization, (B) retain the services of the Company’s employees, (C) preserve the Company’s rights, franchises and goodwill and (D) ensure that Persons that have material contractual relationships with the Company (including Advisory Clients) or material contractual or investor relationships with the Sponsored Funds continue such relationships, in the ordinary course consistent with past practice, after the Closing.
     (b) Without limiting Section 6.1(a), during the period from the date hereof to the earlier of the termination of this Agreement and the Closing Date, except as (x) expressly contemplated by this Agreement (including the Recapitalization), (y) set forth in Section 6.1(b) of the Seller Disclosure Letter or (z) otherwise consented to by the Purchaser in writing (not to be unreasonably withheld), the Seller and the Principals shall not, and shall cause the Company not to:
     (i) amend any of the Organizational Documents;
     (ii) issue any equity interests (including profit interests) in the Company or any securities convertible into or exchangeable for equity interests;
     (iii) make any material change to the Company’s accounting methods, principles or practices, except as required by changes in GAAP or Applicable Law after the date hereof;
     (iv) other than in the ordinary course of business, cancel or allow to lapse any of the policies of insurance identified in Section 4.22 of the Seller Disclosure Letter unless such policies are appropriately replaced, reviewed or allowed to expire because the coverage is no longer necessary or appropriate;
     (v) other than in the ordinary course of business consistent with past practice, enter into any Contract that would constitute a Material Contract or any transaction that would be material to the Business, or enter into or permit any modification in respect of any Material Contract;
     (vi) other than in the ordinary course of business dispose of, abandon or encumber any of the Company’s material properties or assets;
     (vii) other than in the ordinary course of business cancel any debts, waive or compromise any claims or rights which are material to the Business, or compromise any material litigation;
     (viii) grant any increase in the compensation of any officers or employees of, or consultants or contractors to, the Company (other than the compensation of the Principals on or following the Closing Date pursuant to this Agreement and the Employment Agreements), except for increases to base compensation in the ordinary course of business, or as required by any Company Benefit Plan or by Applicable Law, provided however, nothing contained in this Agreement will prohibit the Company from making distributions to the S-Corporations consistent with past practices prior to the Closing;

     (ix) establish or announce any intention to establish any new Company Benefit Plan in which employees of the Company will participate, or modify any existing Company Benefit Plan unless Seller reasonably establishes that neither Purchaser nor the Company will incur any material increase in liability under the relevant Plan as a result of such modification;
     (x) incur or assume indebtedness except to the extent reflected in the calculation of the Working Capital Amount;
     (xi) merge or consolidate with, or acquire substantially all of the assets or equity securities of, any other entity;
     (xii) (A) make any Tax election, (B) change any Tax accounting method, (C) compromise any Tax liabilities or (D) amend any Tax Return with respect to the Company or any of the Sponsored Funds, except as required by Applicable Law; or
     (xiii) agree or commit, whether in writing or otherwise, to take any of the foregoing actions.
     (c) The Company and the Principals shall, subject to their fiduciary duties under Applicable Law, cause each of the Sponsored Funds to carry on its business in the ordinary course. Neither the Company, nor any of the Principals, shall cause any Sponsored Fund to (i) amend its organizational documents, (ii) enter into or assume any contract or other modification thereof, except (for contracts other than Advisory Contracts) in the ordinary course of business, or (iii) merge or consolidate with, or agree to merge or consolidate with, or acquire any material amount of the assets of, or any equity investment in, any other Person (other than in connection with investment activities consistent with such Sponsored Fund’s investment objectives and policies).
     Section 6.2 Access to Information. Purchaser and Parent shall complete their due diligence review prior to execution of this Agreement. From the date hereof until the Closing, the Seller and the Principals shall assist and cooperate in developing and implementing an integration plan. In order to develop and implement such integration plan the Seller and the Principals shall, and shall cause the Company to, permit the Purchaser and its authorized representatives to have reasonable access to the premises, books and records of the Company and any Sponsored Fund, upon reasonable advance notice during normal business hours, provided that such access does not unreasonably interfere with the normal operations of the Company or such Sponsored Fund. Neither the Seller nor the Company shall be obligated to make available any information that would, in the reasonable judgment of the Seller, violate any Applicable Law. The Seller shall have the right to have a representative present at all times during which the Purchaser and its authorized representatives are utilizing the Company’s premises, books and records to develop and implement an integration plan. Any information concerning the Company obtained by the Purchaser or its representatives pursuant to this Section 6.2 shall be subject to, and held in accordance with, the terms of the Confidentiality Agreement.

     Section 6.3 Commercially Reasonable Efforts; Further Assurances.
     (a) Subject to the terms of this Agreement, the Seller, the Principals and the Purchaser shall use commercially reasonable efforts to take or cause to be taken all actions necessary, to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.
     (b) The Seller, the Principals and the Purchaser shall (i) as soon as practicable after the date hereof, (A) file (or cause to be filed) such notices, registrations and requests as may be required with any Governmental Authority to consummate the transactions contemplated hereby, and (B) use commercially reasonable efforts to perform all tasks necessary to obtain all Governmental Approvals necessary to consummate the transactions contemplated hereby, and (ii) furnish the other parties with copies of all such documents (except documents or portions thereof for which confidential treatment has been requested or given) and correspondence (A) prepared for submission to any Governmental Authority and (B) received from any Governmental Authority, and (iii) use commercially reasonable efforts to consult with the other parties as to the status of such matters. To the extent that any document to be filed by any party contains any significant information relating to the other parties or to the Company, prior to submitting document to any Governmental Authority, such party will permit the other parties to review such information and will consider in good faith their suggestions with respect thereto.
     (c) The Seller, the Principals and the Purchaser shall use commercially reasonable efforts to cooperate with the other parties in the preparation, filing and resolution of any applications, notices or registrations with Governmental Authorities in connection with the transactions contemplated by this Agreement (including, without limitation, the Recapitalization).
     Section 6.4 Third-Party Consents.
     (a) To the extent that any Third-Party Consent is required (i) under any Contract to which the Company is a party or (ii) in the case of Advisory Contracts relating to any Sub-Advised Funds, for the approval of a new Advisory Contract, in either case in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, the Recapitalization), the Seller and the Principals shall, and shall cause the Company to, use commercially reasonable efforts to obtain such Third-Party Consent on or prior to the Closing Date; provided, however, that notwithstanding anything to the contrary in this Agreement, except in connection with obtaining any Fund Board Approvals or Fund Shareholder Approvals, neither the Seller nor any of its Affiliates shall have any obligation under this Agreement to pay any money or other consideration to any Person or to initiate any claim or proceeding against any Person in order to obtain any Third-Party Consents.
     (b) In furtherance (and without limitation) of Section 6.4(a) above, with respect to each Sub-Advised Fund, the Seller and the Principals shall, and shall cause the Company to, use commercially reasonable efforts to obtain, as promptly as practicable following the date hereof, the due consideration and approval by the board of directors or trustees (as applicable) of such Sub-Advised Fund (each such approval, a “Fund Board Approval”) of, in accordance with section 15 of the Investment Company Act, a new Advisory Contract with the Company or the

Purchaser or its Affiliate to be in effect as of the Closing Date (and subject to the Closing), in all material respects on the same terms and conditions as the terms of the Company’s existing Advisory Contract relating to such Sub-Advised Fund (with the exception of the effective and termination dates of such Advisory Contract) or otherwise in form and substance reasonably satisfactory to the Purchaser. To the extent Fund Board Approval has been obtained with respect to a new Advisory Contract relating to a Sub-Advised Fund in accordance with this Section 6.4(b), the Seller and the Principals shall, and shall cause the Company to, use commercially reasonable efforts to cause the sponsor of such Sub-Advised Fund to obtain, as promptly as practicable following the date of such Fund Board Approval, the due consideration and approval by the shareholders of such Sub-Advised Fund (each such approval, a “Fund Shareholder Approval”) of such new Advisory Contract in accordance with section 15 of the Investment Company Act.
     (c) In furtherance (and without limitation) of Section 6.4(a) above, with respect to each Separate Account Client, the Seller and the Principals shall, and shall cause the Company to, use commercially reasonable efforts to obtain, as promptly as practicable following the date hereof, such consent of such Separate Account Client to the “assignment” of its Advisory Contract resulting from the consummation of the transactions contemplated hereby as is required by the terms of such Advisory Contract and the Investment Advisers Act (each such consent, a “Separate Account Consent”). The parties hereto agree that the Separate Account Consent for any such Advisory Contract shall be deemed given for all purposes of this Agreement as follows: (i) for those Advisory Contracts set forth in Section 6.4(c) of the Seller Disclosure Letter, upon receipt of written consent prior to the Closing Date, (ii) for all other such Advisory Contracts, (A) if written consent is required under Applicable Law or the applicable Advisory Contract, upon receipt of written consent prior to the Closing Date, or (B) if consent other than written consent is sufficient under Applicable Law and the applicable Advisory Contract, (x) upon receipt of a written consent prior to the Closing Date or (y) if no such written consent is received, if 60 days shall have passed since the sending of a notice of the transactions contemplated by this Agreement and the related assignment of the applicable Advisory Contract (which notice must be sent by the Company to the Separate Account Client at least 60 days prior to the Closing Date); provided, however, that any Advisory Client who has informed the Company or any Seller, whether orally or in writing, of its intention to terminate or seek a material modification of the terms of its Advisory Contract with the Company, withdraw assets under management by the Company (other than in the ordinary course of business consistent with past practice), put its account up for bid or refuse or delay its consent prior to the Closing Date shall be deemed not to have provided its Separate Account Consent unless, as of the Closing Date, such notice shall have been rescinded or withdrawn.
     (d) In furtherance (and without limitation) of Section 6.4(a) above, with respect to each Sponsored Fund, the Seller and the Principals shall, and shall cause the Company to, use commercially reasonable efforts to obtain, as promptly as practicable following the date hereof, such consents of investors in each of the Sponsored Funds representing a majority-in-interest of the limited partners or members of such Sponsored Fund (as applicable) to the “assignment” of such Sponsored Fund’s Advisory Contract resulting from the consummation of the transactions contemplated hereby (each such consent, a “Sponsored Fund Consent”).

     (e) The Seller, the Principals and the Purchaser shall cooperate, jointly plan and share information with respect to all material communications with any Advisory Clients with respect to the transactions contemplated by this Agreement and the operation of the Business following the Closing. All notices and related materials distributed to any Advisory Clients by the Seller or the Company in connection with obtaining any Client Consents or any other Third-Party Consents pursuant to this Section 6.4 shall be in form and substance reasonably acceptable to the Purchaser, and to the extent not restricted under the terms of the applicable Advisory Contract or Applicable Law, the Purchaser shall be provided the opportunity to review and comment on all such notices and related materials within a reasonable period of time prior to their distribution.
     (f) Upon the request of the Seller, the Purchaser shall use commercially reasonable efforts to assist the Seller and the Company in obtaining the Third-Party Consents pursuant to this Section 6.4, to the extent reasonably requested by the Seller; provided, however, that notwithstanding anything to the contrary in this Agreement, except as set forth in Section 12.4, neither the Purchaser nor any of its Affiliates shall have any obligation under this Agreement to pay any money or other consideration to any Person or to initiate any claim or proceeding against any Person in order to obtain any Third-Party Consents.
     Section 6.5 Notices of Certain Events; Reports.
     (a) From the date hereof until the Closing Date, the Seller shall promptly notify the Purchaser in writing, as specified in Section 12.1, upon becoming aware of: (i) any event or circumstance that (A) has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (B) would reasonably be expected to result in the failure of any of the conditions set forth in Article VIII to be satisfied; (ii) any litigation commenced or, to the Knowledge of the Seller, threatened, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.7; and (iii) any proceeding or examination initiated or, to the Knowledge of the Seller, threatened by any Governmental Authority; provided, however, that any noncompliance with the foregoing clauses (i) through (iii) shall not constitute a failure of any condition to the Closing set forth in Article VIII or give rise to any right of termination under Article IX unless the underlying breach independently constitutes such a failure or gives rise to such a right.
     (b) From time to time after the date hereof and prior to the Closing, Seller will supplement or amend the Seller Disclosure Letter with respect to any matter arising in the ordinary course of business after the date of this Agreement that, if existing prior to or at the date of this Agreement, would have been required to be set forth or described in Seller’s Disclosure Letter in response to a representation or warranty in Article IV hereof. Purchaser is not required or obligated to take such supplemental or amended disclosure into account for purposes of determining whether or not the condition to closing set forth in Section 8.2(a) has been satisfied, but if Purchaser elects to close notwithstanding the effect of such disclosure on the satisfaction of such closing condition, then, following the Closing, such supplemental or amended disclosure shall be taken into account, and shall be deemed to have been included in the Seller Disclosure Letter as of the date of this Agreement.
     (c) The Purchaser acknowledges that certain information required to be set forth in the Seller Disclosure Letter has been redacted as of the date hereof, to the extent such information pertains to the identity of certain Advisory Clients or is otherwise subject to a valid, legally binding and enforceable obligation of Advisory Client confidentiality applicable to this Agreement and the transactions contemplated hereby; provided, however, that (i) a complete copy of the Seller Disclosure Letter containing such information (other than as otherwise disclosed in the Seller Disclosure Letter) has been provided to the Purchaser’s counsel and (ii) the Seller and the Principals shall disclose such information to the Purchaser prior to the Closing Date, provided that the applicable Advisory Client consents to the “assignment” of its Advisory Contract in connection with the transactions contemplated hereby (which consent shall be deemed, for all purposes under this Agreement, to constitute such Advisory Client’s consent to the disclosure of all information with respect or pertaining to such Advisory Client that is required to be set forth in the Seller Disclosure Letter).
     Section 6.6 No Solicitation. From the date hereof until the Closing, neither the Seller nor any of its Affiliates (including the Company and the Principals) shall, nor shall the Seller or any of its Affiliates (including the Company and the Principals) authorize or permit any of their respective officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (a) take any action to solicit, initiate or encourage the submission of any Acquisition Proposal, (b) engage in any discussions or negotiations with, furnish any nonpublic information relating to the Company or afford access to the properties, assets, books or records of the Company to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal or a modification of a previously received Acquisition Proposal, or (c) enter into any agreement with respect to an Acquisition Proposal.
     Section 6.7 Confidentiality. From and after the Closing Date, the Seller and the Principals shall, or shall cause their respective Affiliates to, at the direction and expense of the Purchaser, use reasonable best efforts to enforce their rights under any confidentiality, non-solicitation and similar agreements with any Person entered into in connection with the proposed sale of the Company.
     Section 6.8 Public Announcements. Promptly following execution and delivery of this Agreement, the parties shall jointly issue a press release in the form approved by the parties prior to the date hereof, such approval not to be unreasonably withheld or delayed. Except for such press release, prior to the Closing Date, no news release or other public announcement pertaining to the transactions contemplated by this Agreement (including, without limitation, the Recapitalization) shall be made by or on behalf of any party hereto without the prior approval, not to be unreasonably withheld or delayed, of the other parties, unless the party making such public announcement or disclosure shall give prior written notice to the other parties and consider in good faith their suggestions with respect thereto, to the extent possible and legally permissible.
     Section 6.9 Resticted Activites During the Restricted Period.
     (a) During the Restricted Period, neither the Seller nor any of the Principals shall, and each of them shall cause each of their respective controlled Affiliates not to, engage in any of the Restricted Activities.

     (b) The Seller and the Principals acknowledge that the Purchaser would be irreparably harmed by any breach of this Section 6.9 and that there would be no adequate remedy at law or in damages to compensate the Purchaser for any such breach. The Seller and the Principals agree that in the event of any such breach, the Purchaser shall be entitled to obtain, upon application to a court of competent jurisdiction, injunctive relief requiring specific performance of this Section 6.9. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.9 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.
     Section 6.10 Section 15(f) Compliance.
     (a) The Purchaser acknowledges that the Seller has entered into this Agreement in reliance upon the benefits and protections afforded by section 15(f) of the Investment Company Act. In furtherance (and not limitation) of the foregoing, the Purchaser will use its best efforts to ensure, insofar as within the control of the Purchaser and its Affiliates, compliance with the conditions of section 15(f) of the Investment Company Act as it applies to the transactions contemplated by this Agreement. Without limitation of the foregoing, and recognizing that the Purchaser will not control the Sub-Advised Funds, their boards of directors or trustees, or their Third-Party Advisers, from and after the Closing Date, the Purchaser shall not take any action, or permit any of its Affiliates to take any action, that (i) for a period of at least three years after the Closing Date, would result in more than 25% of the members of the board of directors or trustees (as applicable) of each such Sub-Advised Fund being “interested persons” of the Seller or any Affiliate thereof or Purchaser or any Affiliate thereof, and (ii) for a period of at least two years after the Closing Date, would impose on any Sub-Advised Fund an “unfair burden” (within the meaning of section 15(f) of the Investment Company Act) as a result of the transactions contemplated by this Agreement.
     (b) Prior to the Closing, the Seller shall, subject to applicable fiduciary duties to the Sub-Advised Funds, use its reasonable best efforts to ensure that, insofar as within the control of the Seller and its Affiliates, at least 75% of members of the board of directors or trustees of each Sub-Advised Fund are not “interested persons” of the Seller or any of its Affiliates. For a period of at least three years after the Closing Date, Seller shall not take any action that would result in more than 25% of the members of the board of directors or trustees (as applicable) of each such Sub-Advised Fund being “interested persons” of the Seller or any Affiliate thereof.
     (c) Notwithstanding anything to the contrary contained herein, the covenants of the parties contained in this Section 6.10 are intended only for the benefit of the parties to this Agreement and of no other Person.
     Section 6.11 Ongoing Involvement in the Company’s Operations.
     (a) After the Closing and prior to the expiration of the final Future Payment Period, Purchaser shall consult with Mr. Walbrandt prior to (i) changing the Company’s personnel or employment-related policies or procedures (other than changes to such policies and procedures that similarly affect employees of Parent and its Affiliates), (ii) requiring the Company to purchase (or receive a corporate allocation for) any service or resource from Purchaser or any of its Affiliates at a rate that is less favorable than the rate that could be procured by the Company from an unaffiliated third-party vendor for services of the same or substantially similar nature and quality, (iii) establishing or, once established, modifying the Company’s strategic plan or budget, and (iv) any Change of Control Transaction (other than any Change of Control Transaction arising due to Parent’s sale of equity interests, reorganization, merger, consolidation, sale of assets, or other extraordinary transaction).
     (b) In addition, after the Closing and prior to the expiration of the final Future Payment Period, Mr. Walbrandt must give his approval before any of the following occur: (i) any new business/product lines being placed in or allocated to the Company, (ii) moving any profitable Company business/product lines from the Company, (iii) changes to the compensation or benefits provided to Company employees (other than changes that similarly affect employees of Parent and its Affiliates), and (iv) charging or allocating to the Company general and administrative costs and expenses of Purchaser or any of its Affiliates (other than as provided in Schedule II). Notwithstanding the above, the Seller and Mr. Walbrandt acknowledge and agree that Purchaser and its Affiliates intend to provide marketing-related services to support the growth of the Company and that Purchaser and/or such Affiliates will be entitled to charge (or allocate to) the Company revenue-based marketing commissions in connection with revenue generated for the Company based on a mutually acceptable commission-based schedule (as amended from time to time); provided such marketing cost allocations do not exceed the lesser of actual expenses or revenues generated from such marketing services.
     (c) If Mr. Walbrandt is no longer employed by the Company or an Affiliate of the Company, then one of the other Principals then employed by the Company or an Affiliate of the Company shall serve in role described for Mr. Walbrandt in this Section 6.11. Such Principal shall be appointed by a majority vote of the Principals then employed by the Company or an Affiliate of the Company and shall be reasonably acceptable to Purchaser, provided, Purchaser shall not unreasonably withhold Purchaser’s acceptance of a Principal. If no Principals are then employed by the Company or an Affiliate of the Company or if no Principal obtains such a majority vote, then this Section 6.11 shall have no further force or effect.
     Section 6.12 Employee Transition Payments. The Purchaser shall pay an aggregate of $1 million in each of calendar years 2008 and 2009 to such employees of the Company and in such amounts as recommend by the Seller and acceptable to the Purchaser (which acceptance shall not be unreasonably withheld).
ARTICLE VII
CERTAIN EMPLOYEE MATTERS
     Section 7.1 General.
     (a) The Purchaser shall, or shall cause the Company to, continue the following Company Benefit Plans for employees of the Company immediately prior to the Closing

(“Affected Employees”), as such plans were in effect immediately prior to Closing, through December 31, 2007: (a) the Company’s 401(k) plan and (b) the Company’s group medical, dental, vision, disability, and flexible spending account plans. With respect to any other employee benefit plan, during the period following the Closing through December 31, 2007, the Purchaser, at its discretion, shall, or shall cause the Company to, either continue such Company Benefit Plan for Affected Employees, as such plan was in effect immediately prior to Closing, or shall provide Affected Employees with benefits under terms and conditions substantially similar to the terms and conditions applicable to similarly situated employees of the Purchaser and its domestic Affiliates.
     (b) After the period specified in Section 7.1(a), and except as otherwise provided in this Article VII, the Purchaser shall, or shall cause any of its Affiliates (including the Company) to, provide employee benefits to Affected Employees under terms and conditions substantially similar to the terms and conditions applicable to similarly situated employees of the Purchaser and its domestic Affiliates.
     (c) Nothing contained herein, expressed or implied, is intended to interfere with the right of the Purchaser to terminate or cause to be terminated the employment of any Affected Employee at any time, with or without cause, or to modify or terminate any employee benefit plan or program. Nothing contained herein, express or implied, is intended to prohibit any amendment to any Company Benefit Plan that is continued following the Closing to the extent such amendment is required by law or required to maintain the tax status of such plan under the Code.
     Section 7.2 Special Welfare Plan and Service Crediting Rules.
     (a) Pre-Existing Condition Waiver. At such time as the Purchaser extends its group health plan or other welfare benefit plan to Affected Employees, the Purchaser shall waive any “pre-existing condition” exclusions under such plan to the extent permissible under the terms thereof and Applicable Law, subject to any pre-existing condition limitations provided by the welfare benefits plans of the Seller as of the Closing Date. Further, to the extent permissible under the terms thereof and Applicable Law, the Purchaser shall credit the Affected Employees and their eligible dependents under any group health plan offered to the Affected Employees with any deductibles, copayments or other cost-sharing amounts incurred by the Affected Employee or eligible dependent under group health plan of the Company during the period beginning on the first day of the most recent plan year of the applicable plan offered by the Purchaser to Affected Employees and ending on the date of coverage under the group health plan of the Purchaser.
     (b) COBRA Coverage. At such time as the Purchaser extends its group health plan to Affected Employees, the Purchaser acknowledges and agrees that it will have an obligation under Section 4980B of the Code to make continuation coverage available under such plan to any “M & A Qualified Beneficiary” with respect to a stock sale (as described in Treasury Regulation Section 54.4980B-9 Q&A-4(a)).
     (c) Special Service Credit Rules. At such time as the Purchaser extends any of its employee benefit plans to the Affected Employees, the Purchaser shall cause the service rendered by the Affected Employees to the Company prior to the Closing Date to be counted for purposes of determining eligibility and vesting (but not for purposes of benefit accrual or other entitlement) under such employee benefit plan. Additionally, at such time as the Purchaser extends any vacation or paid time off policy to the Affected Employees, the Purchaser shall cause the service rendered by the Affected Employees to the Company prior to the Closing Date to be counted for purposes of determining eligibility and accrual of vacation or paid time off pursuant to any such policy.
     Section 7.3 Bonus Payments.
     (a) Eligibility. At the end of 2007 the Principals (other than Mr. Walbrandt) shall be eligible to receive from the Company bonus payments (collectively, the “Initial Bonus Payments”) in an aggregate amount (the “Initial Aggregate Bonus Amount”) equal to 20 percent of Adjusted EBITDA for the period beginning on the Closing Date and ending on December 31, 2007 (the “Initial Bonus Period”). In addition, at the end of each calendar year in which a Future Payment Period occurs (each such calendar year, a “Subsequent Bonus Period” and together with the Initial Bonus Period, the “Bonus Period”), the Principals (other than Mr. Walbrandt) shall be eligible to receive from the Company bonus payments (collectively, the “Subsequent Bonus Payments” and together with the Initial Bonus Payments, the “Bonus Payments”) in an aggregate amount (the “Subsequent Aggregate Bonus Amount” and together with the Initial Bonus Amount, the “Aggregate Bonus Amount”) equal to 20 percent of Adjusted EBITDA for the applicable Subsequent Bonus Period. The Bonus Payments shall be made to the Principals (other than Mr. Walbrandt) who were employed by the Purchaser or any of its Affiliates (including the Company) as of December 31 of the applicable Bonus Period, in such amounts and to such Principals as recommended by Seller and acceptable to the Purchaser, provided, Purchaser shall not unreasonably withhold Purchaser’s acceptance of the allocation recommended by Seller. The payment of the Bonus Payments is subject to the terms and conditions of this Section 7.3 and such Principals’ Employment Agreements. The Bonus Payments shall be paid in cash and/or restricted stock of the Parent in accordance with the Parent’s then-applicable incentive-compensation policies and practices.
     (b) Preparation of Bonus Statements. As soon as reasonably possible after the preparation of Parent’s audited consolidated financial statements following the end of each Bonus Period, but in no event later than 90 days after the end of each Bonus Period, the Purchaser shall prepare (or cause to be prepared) and deliver to Seller (i) the Company’s audited balance sheet and income statement with respect to such Bonus Period, prepared in accordance with the Applicable Accounting Principles (the “Audited Balance Sheet” and the “Audited Income Statement,” respectively), and (ii) a statement (each, a “Bonus Statement”) setting forth the Purchaser’s calculation, based on the Audited Balance Sheet and the Audited Income Statement, of (x) Adjusted EBITDA for such Bonus Period and (y) the Aggregate Bonus Amount payable with respect to such Bonus Period.
     (c) Allocation and Payment. Within five Business Days after a Bonus Statement is delivered to Seller, Seller shall deliver to the Purchaser a statement (each, a “Bonus Allocation Statement”) showing (x) the names of the Principals to whom the Aggregate Bonus Amount for such Bonus Period is proposed to be allocated and (y) the proposed allocation to each of such Principals. On the next regularly scheduled payroll date of the Purchaser that is at least five

Business Days following the delivery by Seller of such Bonus Allocation Statement to the Purchaser, the Purchaser shall pay to each of such Principals, in cash to the bank account or accounts designated by such Principal, the amount allocated to such Principal, net of such amounts as may be required to be deducted and withheld.
     (d) Successor Bonus Program. At least one hundred eighty (180) days prior to the expiration of the initial term of the Employment Agreements, the Purchaser shall provide each of the Principals (other than Mr. Walbrandt) with a description of the bonus program that will be in effect after the initial term of the Employment Agreements. Such description shall include a sample calculation of what bonus would have been paid for the previous calendar year if the new bonus program would have been in effect.
ARTICLE VIII
CONDITIONS TO THE CLOSING
     Section 8.1 Conditions to Obligations of Each Party. The respective obligations of the Purchaser and the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver in writing by the Purchaser and the Seller), as of the Closing Date, of the following conditions:
     (a) HSR Act Notification. The notifications of the Purchaser and the Seller pursuant to the HSR Act, if required, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.
     (b) No Injunction. Consummation of the transactions contemplated hereby or by the Ancillary Agreements shall not have been restrained, enjoined or otherwise prohibited or made illegal by any Applicable Law.
     (c) Governmental Approvals. The Seller shall have obtained all Governmental Approvals set forth in Section 4.4(a) of the Seller Disclosure Letter, in form and substance reasonably satisfactory to the Seller and the Purchaser, and no such Governmental Approval shall have been revoked.
     (d) Fund Board Approvals; Fund Shareholder Approvals; Sponsored Fund Consents. The following consents and approvals, which shall not be subject to any requirements or conditions that are not reasonably acceptable to the Purchaser, shall have been obtained: (i) (A) Fund Board Approvals with respect to each of the Sub-Advised Funds and (B) Fund Shareholder Approvals with respect to each of the Sub-Advised Funds, and (ii) Sponsored Fund Consents with respect to each of the Sponsored Funds
     (e) Section 15 Compliance. No more than 25% of the members of the board of directors or trustees (as applicable) of any Sub-Advised Fund shall be “interested persons” (as defined in the Investment Company Act) of the Seller or any Affiliate thereof (including the Company), or the Purchaser or any of its Affiliates, for purposes of section 15(f)(1)(A) of the Investment Company Act.
     Section 8.2 Additional Conditions to the Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by the Purchaser), as of the Closing Date, of each of the following additional conditions:
     (a) Representations and Warranties. The representations and warranties of the Seller contained in Article IV of this Agreement or in any Ancillary Agreement and in any certificate delivered pursuant hereto shall not be untrue or incorrect in any material respect. Solely for purposes of this Section 8.2(a), any representation or warranty that is qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects.
     (b) Performance of Covenants. The Seller and each of the Principals shall have performed in all material respects all their respective obligations and agreements, and shall have complied in all material respects with all of their respective covenants and conditions, contained in this Agreement to be performed or complied with by them prior to or at the Closing Date.
     (c) Certificate. The Seller shall have delivered to the Purchaser a certificate, dated the Closing Date and executed by a duly authorized officer on behalf of the Seller, to the effect that the conditions specified in paragraphs (a) and (b) above and (d) below have been fulfilled.
     (d) No Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall exist or have occurred or come to exist or been threatened in writing since the date hereof that, individually or in the aggregate, has resulted, or would reasonably be expected to result, in a Material Adverse Effect.
     (e) FIRPTA. The Seller shall have delivered to the Purchaser a certificate, in form and substance reasonably satisfactory to the Purchaser and duly executed certifying any facts that would exempt the transactions contemplated hereby from withholding under section 1445 of the Code.
     (f) Revenue Run-Rate. The Aggregate Closing Advisory Revenue Run-Rate shall be no less than 80 percent of the Baseline Advisory Revenue Run-Rate.
     Section 8.3 Additional Conditions to the Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by the Seller), as of the Closing Date, of each of the following additional conditions:
     (a) Representations and Warranties. The representations and warranties of the Purchaser contained in Article V of this Agreement or in any Ancillary Agreement and in any certificate delivered pursuant hereto shall not be untrue or incorrect in any material respect. Solely for purposes of this Section 8.3(a), any representation or warranty that is qualified by “materiality” shall be true and correct in all respects.
     (b) Performance of Covenants. The Purchaser shall have performed in all material respects all their respective obligations and agreements, and shall have complied in all material respects with all of their respective covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.
     (c) Certificate. The Purchaser shall have delivered to the Seller a certificate, dated the Closing Date and executed by a duly authorized officer executed on behalf of the Purchaser, to the effect that the conditions specified in paragraphs (a) and (b) above and (d) below have been fulfilled.
     (d) No Purchaser Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall exist or have occurred or come to exist or been threatened in writing since the date hereof that, individually or in the aggregate, have resulted, or would reasonably be expected to result, in a Purchaser Material Adverse Effect.
     (e) Closing Payment. The Purchaser shall have tendered to the Seller the Closing Payment in accordance with Section 3.2(a).
     (f) Revenue Run-Rate. The Aggregate Closing Advisory Revenue Run-Rate shall be no less than 70 percent of the Baseline Advisory Revenue Run-Rate.
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
     Section 9.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing Date:
     (a) By mutual written consent of the Seller and the Purchaser, as evidenced by a writing signed by each of the Seller and the Purchaser;
     (b) By either the Seller or the Purchaser upon written notice to the other party, if:
     (i) (A) any Governmental Authority (including any court of competent jurisdiction) shall have issued an Order or taken any other official action enjoining or otherwise prohibiting the transactions contemplated by this Agreement (including, without limitation, the Recapitalization), and such Order or other action shall have become final and non-appealable, or (B) there shall be any Applicable Law that makes the consummation of the Closing illegal or otherwise prohibited; or
     (ii) the Closing shall not have taken place on or before October 31, 2007 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by the End Date; and provided further that the End Date may be extended by mutual written consent of the Seller and the Purchaser, as evidenced by a writing signed by each of the Seller and the Purchaser;

     (c) By the Purchaser upon written notice to the Seller, if a Material Adverse Effect shall have occurred;
     (d) By Seller upon written notice to Purchaser, if a Purchaser Material Adverse Effect shall have occurred;
     (e) By Purchaser (i) if any condition in Sections 8.1 or 8.2 shall have become incapable of fulfillment at Closing (provided Purchaser has not waived such condition), or (ii) if there has been a material breach of a representation, warranty, covenant, or agreement by Seller or the Principals, unless such breach is cured within 10 days after notice thereof is given to Seller; or
     (f) By Seller (i) if any condition in Sections 8.1 or 8.3 shall have become incapable of fulfillment at Closing (provided Seller has not waived such condition), or (ii) if there has been a material breach of a representation, warranty, covenant, or agreement by Purchaser, unless such breach is cured within 10 days after notice thereof is given to Purchaser.
     Section 9.2 Effect of Termination. In the event of the termination of this Agreement as provided above, this Agreement (other than this Section 9.2) shall become wholly void and of no further force and effect, and there shall be no duties, liabilities or obligations of any kind or nature whatsoever on the part of any party hereto to the other parties based upon, relating to or arising from or in connection with this Agreement or the transactions contemplated hereby, except that: (a) the obligations of the parties set forth in Section 6.7 and Sections 12.4 through 12.6 shall continue to apply following any such termination of this Agreement; and (b) no party shall be relieved or released from any liabilities or damages arising out of or caused by the willful breach by such party, prior to such termination (or, with respect to any obligations set forth in Section 6.7 or Sections 12.4 through 12.6, at any time), of its obligations under this Agreement.
ARTICLE X
TAX MATTERS
     Section 10.1 Tax Returns and Payments. Seller shall prepare and file, or shall cause each of the Company and each of the Sponsored Funds, as the case may be, to prepare and file all Tax Returns that are required to be filed (taking into account extensions therefor) on or prior to the Closing Date (the “Pre-Closing Date Tax Returns”). Such Pre-Closing Date Tax Returns shall be prepared in accordance with past practice (unless a contrary position is required by Applicable Law). The Purchaser shall file or cause to be filed all Tax Returns for which Seller does not have filing responsibility pursuant to the first sentence of this Section 10.1. The parties shall cooperate fully, as and to the extent reasonably requested by each party and at the requesting party’s expense, in connection with the filing of any Tax Return and the making of any Tax election. The Purchaser and Seller shall discharge, or cause to be discharged, all Tax liabilities shown on Tax Returns based on the assumption and allocation of Tax liabilities provided in this Agreement without regard to the party that has prepared the Tax Return, and the party responsible for payment of any amount of Taxes shown due on a Tax Return shall pay such unpaid amount to the party filing the Tax Return no later than one Business Day prior to the filing of such Tax Return.
     Section 10.2 Allocation of Taxes.
     (a) Seller shall be responsible for (i) the payment of all Taxes attributable to any Pre-Closing Date Tax Period, whether with respect to the Company or any of the Sponsored Funds (except to the extent such Taxes are set forth as an accrued liability on the Closing Date Balance Sheet and are taken into account in the calculation of the Closing Working Capital Amount); (ii) all Taxes, if any, attributable to the Recapitalization; and (iii) the Seller’s portion of Transfer Taxes, if any, as provided in Section 10.4.
     (b) Purchaser, subsequent to the Closing, shall be responsible for the payment of (i) all Taxes, whether with respect to the Company or any of the Sponsored Funds, attributable to any period beginning after the Closing Date, including, in the case of a Straddle Period, the portion of the Straddle Period beginning after the Closing Date; (ii) all Taxes set forth as an accrued liability on the Closing Date Balance Sheet and that are taken into account in the calculation of the Closing Working Capital Amount; and (iii) Purchaser’s portion of Transfer Taxes, if any, as provided in Section 10.4.
     (c) For purposes of clauses 10.2(a)(i) and 10.2(b)(i), the Taxes related to the portion of a Straddle Period ending on the Closing Date shall (i) in the case of Taxes other than Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to a Straddle Period shall be taken into account as though the relevant Tax period ended on the Closing Date.
     Section 10.3 Tax Cooperation; Tax Audits. After the Closing Date, the Purchaser on the one hand, and the Seller and the Principals, on the other hand, shall, and shall cause their respective Affiliates to, cooperate in the preparation of all Tax Returns and shall provide, or cause to be provided, to the requesting party any records or other information requested by such party in connection therewith. The Seller and the Purchaser shall give prompt notice to each other of any proposed adjustment to Taxes relating to any Pre-Closing Date Tax Period. Each party shall cooperate with the others in connection with any Tax investigation, audit, or other proceeding; provided, however, that claims for indemnification under this Article 10 shall be subject to the procedures set forth in Section 11.5. A party shall be reimbursed for reasonable out-of-pocket expenses incurred in taking any action requested by the other party or parties under this Section 10.3.
     Section 10.4 Transfer Taxes. The Purchaser and Seller shall each pay one-half of all sales, use, value-added, business, goods and services, transfer, documentary, conveyance, or similar Taxes or expenses and all recording fees that may be imposed as a result of the sale and transfer of the Membership Interests under this Agreement (including any stamp, duty, or other Tax chargeable in respect of any instrument transferring property, together with any and all penalties, interest, and additions to Tax with respect thereto) (“Transfer Taxes”), and Seller and the Purchaser shall cooperate in a timely manner in making all filings, returns, reports, and forms as may be required to comply with the provisions of laws related to Transfer Taxes. Seller and the Purchaser agree that, upon request, they shall use their reasonable best efforts to obtain any certificates or other documents from any Governmental Authority or any other persons as may be necessary or helpful to mitigate, reduce, or eliminate any Transfer Taxes that would otherwise be imposed with respect to the transactions contemplated by this Agreement. For the avoidance of doubt, Transfer Taxes do not include any Taxes that are attributable to the Recapitalization.
     Section 10.5 Record Retention. The Purchaser and the Seller shall retain or cause to be retained all Tax Returns and all books and records relating to Taxes of the Company or any Sponsored Fund for all taxable periods beginning on or before the Closing Date until 60 days after the expiration of the applicable statute of limitations for the Tax in question (and, to the extent notified by the Purchaser or the Seller, any waiver or extension thereof) of the respective taxable periods, and abide by all record retention agreements entered into with any Governmental Authority. The Purchaser and the Seller shall each provide the other with reasonable written notice prior to transferring, destroying or discarding any such books and records.
     Section 10.6 Refunds. Seller shall be entitled to any refunds with respect to Taxes that were paid by the Company or the Seller and for which Seller is responsible under this Agreement, and Purchaser shall file any claims for such refunds as may reasonably be requested by Seller. Except to the extent set forth in the preceding sentence, the Purchaser shall be entitled to any refunds of Taxes. Purchaser shall promptly forward to Seller any refund due to Seller (pursuant to the terms of this Section 10.7) after receipt thereof, and Seller shall promptly forward to the Purchaser any refund due the Purchaser (pursuant to the terms of this section 10.6) after receipt thereof. Refunds of Taxes for a Straddle Period shall be allocated in the manner in which Taxes are allocated in Section 10.2.
ARTICLE XI
INDEMNIFICATION
     Section 11.1 Survival. The representations and warranties of the parties contained in this Agreement, the Seller Disclosure Letter or any certificates or other documents delivered pursuant to Article VIII shall survive for twenty-four (24) months following the Closing Date; provided, however, that (a) the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.15(a), 4.18, 5.1, 5.2, 5.6, 5.7 and 5.8 shall survive indefinitely or until the latest date permitted by law and (b) the representations and warranties set forth in Sections 4.13 and 4.14 shall survive for the duration of the applicable statute of limitations (including waivers) plus thirty (30) days. The covenants and agreements of the parties contained in this Agreement or in any certificates or other documents delivered pursuant to Article VIII shall survive the Closing indefinitely or for the shorter period explicitly specified therein. Notwithstanding the preceding sentences, any inaccuracy or breach of any representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time, until any such claim for indemnity has been finally resolved.
     Section 11.2 Indemnification by the Seller. The Seller shall defend, indemnify and hold harmless the Parent, the Purchaser, their Affiliates (including, after the Closing, the Company) and their respective officers, directors, employees, agents, advisers and representatives (collectively, the “Purchaser Indemnitees”) from and against, and pay or reimburse the Purchaser Indemnitees for, any and all Losses incurred in connection with, resulting from or arising out of (a) any inaccuracy in or breach of any representation or warranty when made or deemed made by the Seller and the Principals in or pursuant to Article IV of this Agreement, (b) any failure of the Seller or any of the Principals (or, prior to the Closing, the Company) to perform any of their covenants or agreements under this Agreement, or (c) the matters set forth on Schedule III attached hereto.
     Section 11.3 Indemnification by the Purchaser. The Purchaser shall defend, indemnify and hold harmless the Seller, its Affiliates (including the Principals) and their respective officers, directors, employees, agents, advisers and representatives (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnitees for, any and all Losses incurred in connection with, resulting from or arising out of (a) any inaccuracy in or breach of any representation or warranty made or deemed made by the Purchaser in or pursuant to Article V of this Agreement or (b) any failure of the Purchaser to perform any of its covenants or agreements under this Agreement.
     Section 11.4 Certain Limitations.
     (a) After the Closing, the Seller shall not be required to indemnify Purchaser Indemnitees (i) for any Losses under Section 11.2(a), except with respect to inaccuracies in or breaches of the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.13, 4.14, 4.15(a), 4.18 and 4.19 (for which the limitations in this Section 11.4(a)(i) shall not apply) until the aggregate amount of all such Losses exceeds $750,000 (the “Deductible”), after which event the Seller shall be responsible or liable only for such Losses in the aggregate in excess of the Deductible and up to thirty percent (30%) of the Closing Payment (the “Cap”), and (ii) for any Losses under Section 11.2(a) with respect to inaccuracies in or breaches of the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.13, 4.14, 4.15(a), 4.18 and 4.19 in the aggregate in excess of an amount equal to the Purchase Price.
     (b) After the Closing, the Purchaser and the Parent shall not be required to indemnify Seller Indemnitees (i) for any Losses under Section 11.3(a), except with respect to inaccuracies in or breaches of the representations and warranties contained in Sections 5.1, 5.2, 5.6, 5.7 and 5.8 (for which the limitations in this Section 11.4(b)(i) shall not apply), until the aggregate amount of all such Losses exceeds the Deductible, in which event the Purchaser and the Parent shall be responsible only for such Losses in the aggregate in excess of the Deductible and up to the Cap, and (ii) for any Losses under Section 11.3(a) with respect to inaccuracies in or breaches of the representations and warranties contained in Sections 5.1, 5.2, 5.6, 5.7 and 5.8, in the aggregate in excess of an amount equal to the Purchase Price.

     (c) For the purpose of calculating the amount of any Loss for which a Purchaser Indemnitee or a Seller Indemnitee is entitled to indemnification under this Agreement, the amount of such Loss shall be deemed to be an amount net of (i) any amounts paid by the Seller pursuant to any adjustment to the Purchase Price under Section 2.5 or 2.6 to the extent that such adjustment is in respect of such Loss, and (ii) any insurance proceeds actually received by such Person or its Affiliates in respect of such claim. Any payment made to any Purchaser Indemnitees on the one hand, or by the Purchaser to any Seller Indemnitees on the other hand, pursuant to this Article XI in respect of any Loss shall be (A) reduced by an amount equal to the Income Tax benefits, if any, attributable to any such Loss and (B) increased by an amount equal to the Income Taxes, if any, attributable to the receipt of such indemnity payment, but only to the extent that such Tax benefits are actually realized, or such Income Taxes are actually paid, either directly or as an offset against any refund otherwise due, as the case may be, by such Purchaser Indemnitee or any consolidated, combined, or unitary group of which such Purchaser Indemnitee is a member.
     (d) In connection with any claim for indemnification under this Article XI, each Purchaser Indemnitee or each Seller Indemnitee, as the case may be, shall use all commercially reasonable efforts to mitigate any Loss upon and after becoming aware of any event that would reasonably be expected to give rise to such Loss. The failure of Purchaser Indemnitee or each Seller Indemnitee, as the case may be, to mitigate any Loss shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure to mitigate.
     (e) For purposes of Article X and this Article XI, any inaccuracy in or breach of any representation or warranty (except the representations and warranties contained in the first sentence of Section 4.10(a)) shall be determined without regard to any materiality, “Material Adverse Effect” or similar qualification.
     (f) No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof, other than any such damages incurred by a Third Party and arising in connection with a Third-Party Claim. In addition, no party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any diminution in value, consequential damages or speculative damages arising out of or relating to this Agreement or the performance or breach hereof, other than any such damages incurred by a Third Party and arising in connection with a Third-Party Claim.
     (g) Any indemnification payments made pursuant to this Agreement shall be considered an adjustment to the Purchase Price. If a Purchaser Indemnitee incurs a Loss that results in a decrease in Post-Bonus EBITDA (and thereby a decrease in a Future Payment) and the Purchaser Indemnitee is subsequently reimbursed for such Loss pursuant to this Article XI then within five (5) days of such payment Purchaser shall pay Seller the amount by which such Future Payment was decreased.
     Section 11.5 Third-Party Claim Procedures. In the case of any Litigation asserted by a Third Party (a “Third-Party Claim”) against a party entitled to indemnification under this

Agreement with respect to such Litigation (an “Indemnified Party”), notice shall be given by the Indemnified Party to the party or parties required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of such Third-Party Claim, and the Indemnifying Party (at the expense of such Indemnifying Party) shall assume the defense of such Third-Party Claim, provided that (a) the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (b) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure to give notice. If the Indemnifying Party does not assume the defense of such Third-Party Claim within ten (10) Business Days following notice thereof, the Indemnified Party shall be entitled to assume and control such defense and to settle or agree to pay in full such Third-Party Claim without the consent of the Indemnifying Party, without prejudice to the ability of the Indemnified Party to enforce its claim for indemnification against the Indemnifying Party hereunder. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such Third-Party Claim, shall consent to entry of any judgment or enter into any settlement that provides for injunctive, criminal or other non-monetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of an irrevocable release from all liability with respect to such Third-Party Claim. In any event, the Seller and the Purchaser shall cooperate in the defense of any Third-Party Claim subject to this Article XI and the records of each shall be made reasonably available to the other with respect to such defense.
     Section 11.6 Indemnification Contribution.
     (a) If Seller fails to make an indemnification payment that is validily due pursuant to this Article XI within five Business Days after written demand therefor by a Purchaser Indemnitee (taking into account the terms and conditions of Sections 11.4 and 11.7) then such Purchaser Indemnitee shall contact Mr. Walbrandt and if such indemnification payment is validily due pursuant to this Article XI Mr. Walbrandt will make such indemnification payment within ten (10) Business Days after receipt of such request. Nothing contained in this Agreement will be deemed to alter or waive any right that Mr. Walbrandt may have to seek contribution from the other Principals for amounts that Mr. Walbrandt may pay pursuant to this Section 11.6. For the avoidance of doubt, Mr. Walbrandt hereby acknowledges and agrees that his obligations pursuant to this Section 11.6 shall run to his estate following his death, should such event occur prior to the fulfillment of such obligations.
     (b) If Mr. Walbrandt (or his estate) fails to make an indemnification payment that is validly due after written demand therefor by a Purchaser Indemnitee pursuant to Section 11.6(a), then such Purchaser Indemnitee shall contact the other Principals and, within ten (10) Business Days after receipt of such valid request, each of the other Principals will pay the Purchaser Indemnitee an amount equal to 10% of such indemnification payment.
     Section 11.7 Right of Set-Off.
     (a) If pursuant to this Article XI a Purchaser Indemnitee is entitled to be indemnified under this Agreement for a Loss and the Purchaser may owe Seller Future Payments then such

Purchaser Indemnitee must first set off as much of the amount of such Loss against the Future Payments as is possible; provided that the Purchaser shall deliver to the Seller, as promptly as practicable, but in any event within ten (10) days after its determination to set off the amount of any Loss against all or any portion of any Future Payment, a written notice of such determination, which notice shall contain a reasonably detailed description of such Loss and the Purchaser’s calculation of the amount thereof. For the avoidance of doubt, no action or claim may be brought by any Purchaser Indemnitee against Seller, Mr. Walbrandt, or the other Principals with respect to indemnification for any Loss unless all Future Payments have been paid, exhausted through set-off or are otherwise unavailable for set-off.
     (b) In the case of any Loss that does not result from a Third-Party Claim, if any amount of such Loss set off by the Purchaser against all or any portion of the Future Payments pursuant to Section 11.7(a) is disputed by the Seller or any of the Principals, then such disputed amount shall be deposited by the Purchaser with a financial or banking institution mutually acceptable to the Purchaser and the Seller, to be held in escrow until such dispute is resolved by a final, non-appealable judgment of a court of competent jurisdiction, at which time such amount, or the appropriate portion thereof, and any interest thereon, shall be released to the prevailing party, and the balance of such amount, if any, shall be released to the other party.
     (c) If Seller is no longer due and owed any Future Payments as a result of the expiration of the Future Payment Periods, prior payment of all Future Payments or exhaustion of the Future Payments through set-off, then the Indemnifying Party shall pay to the Purchaser Indemnitees all amounts due the Purchaser Indemnitees under this Article XI.
     Section 11.8 Exclusive Remedy. Except as provided in Sections 11.7 and 12.7, from and after the Closing, the indemnification provisions set forth in Article X and this Article XI (including, with respect to the Purchaser’s obligations, the Parent Guaranty) shall provide the sole and exclusive remedy of Purchaser Indemnitees or Seller Indemnitees, as the case may be, for any inaccuracy or breach of any representation, warranty, covenant or agreement of the Seller, the Principals or the Purchaser, respectively, contained herein. Nothing herein shall limit in any way any party’s liability for fraud, intentional material misrepresentation or intentional material omission, provided no party shall be liable for fraud, intentional material misrepresentation or intentional material omission for failure to disclose any matter required to be disclosed by such party pursuant to this Agreement unless, at the time such disclosure was required to be made, such party had actual knowledge of such matter.
ARTICLE XII
GENERAL PROVISIONS
     Section 12.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:

(i)	if to the Purchaser or to the Parent, to it at:

Piper Jaffray Companies
800 Nicollet Mall, Suite 800
Minneapolis, MN 55402
Attn: General Counsel
Telecopy: (612) 303-1772

with a copy to:

Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Attn: Michael Stanchfield
Telecopy: (612) 766-1600

(ii)	if to the Seller, to it at:

WG CAR, LLC
c/o Fiduciary Asset Management, LLC
8112 Maryland Avenue
Saint Louis, MO 63105
Attn: Charles D. Walbrandt
Telecopy: (314) 446-6700

with a copy to:

The Lowenbaum Partnership
222 S. Central
Suite 901
St. Louis, Missouri 63105
Attn: Stanley G. Schroeder, Esq.
Telecopy: (314) 746-4880

(iii)	if to any of the Principals, to such Principal at:

c/o Fiduciary Asset Management, LLC
8112 Maryland Avenue
Saint Louis, MO 63105
Attn: Charles D. Walbrandt
Telecopy: (314) 446-6700

with a copy to:

The Lowenbaum Partnership
222 S. Central
Suite 901
St. Louis, Missouri 63105
Attn: Stanley G. Schroeder, Esq.
Telecopy: (314) 746-4880
or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
     Section 12.2 Amendment; Waiver. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.
     Section 12.3 Entire Agreement. This Agreement (including the Seller Disclosure Letter, the Purchaser Disclosure Letter and other documents and instruments referred to herein) and, until the Closing, the Confidentiality Agreement, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Effective upon the Closing, the Confidentiality Agreement and all obligations of the parties thereto thereunder shall terminate and be of no further force or effect.
     Section 12.4 Fees and Expenses. Except as set forth in Section 10.4, whether or not the transactions contemplated hereby are consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Notwithstanding anything to the contrary in this Agreement, all costs and expenses incurred by the Company in connection with seeking or obtaining any Client Consents in connection with the transactions contemplated hereby (including, without limitation, any document preparation, printing, mailing and other costs and expenses associated with any Fund Board Approvals or Fund Shareholder Approvals) shall be borne by the Seller. Notwithstanding anything to the contrary in this Agreement, Purchaser shall be solely responsible for all costs and expenses associated with obtaining any required HSR Act approvals of the transactions contemplated hereby.
     Section 12.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF MISSOURI, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS.
     Section 12.6 Jurisdiction; Waiver of Jury Trial.
     (a) Each of the parties hereby irrevocably submits to the jurisdiction of the courts of the State of Missouri and the federal courts of the United States of America located in the City of St. Louis, Missouri solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. Each of the parties irrevocably agrees that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, or with respect to any such action or proceeding, shall be heard and determined in such a Missouri State or federal court, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each of the parties hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Each of the parties hereby waives, and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. Each of the parties hereby consents to and grants any such court jurisdiction over the person of such party and over the subject matter of any such dispute and agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12.1 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.
     (b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 12.7 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 12.6(a), in addition to any other remedy to which they are entitled at law or in equity.

     Section 12.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns; provided that except as permitted below, this Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other party hereto.
     Section 12.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     Section 12.10 Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other party, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except as provided under Article XI, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties and their respective successors and assigns.
     Section 12.11 Parent Guaranty. The Parent hereby unconditionally and irrevocably guarantees to the Seller and the Principals (a) the prompt payment in full of all of the payment obligations of the Purchaser under this Agreement, which shall include any obligation to pay the Closing Payment (including, without limitation, any payment by the Purchaser that may be due upon adjustment in accordance with Section 2.5 or Section 2.6) and the Future Payments and (b) the prompt and complete payment and performance of any indemnity obligations of the Purchaser under Article XI (collectively, the “Guarantied Obligations”). The guaranty set forth in this Section 12.11 is a guaranty of payment and not of collection, such that (i) the Parent shall be primarily (rather than secondarily as a surety) liable, jointly and severally with the Purchaser, for the payment of the Guarantied Obligations and (ii) the Seller shall not be required to take any of the following actions as a condition to payment or performance by the Parent of the Guarantied Obligations: (A) to prosecute collection or seek to enforce or resort to any remedies against the Purchaser with respect to the Guarantied Obligations; or (B) seek to enforce or resort to any remedies with respect to any security interests, lines or encumbrances granted to the Seller by the Purchaser.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their respective officers hereunto duly authorized all as of the date first written above.

Purchaser:

PIPER JAFFRAY NEWCO INC.

By:	/s/ Andrew S. Duff

	Name:	Andrew S. Duff
	Title:	President

Parent:

PIPER JAFFRAY COMPANIES

By:	/s/ Andrew S. Duff

	Name:	Andrew S. Duff
	Title:	Chairman and Chief Executive Officer

Seller:

WG CAR, LLC

By: C.D. Walbrandt, Inc., its Manager

By:	/s/ Charles D. Walbrandt

	Name:	Charles D. Walbrandt
	Title:	President

Principals:

/s/ Charles D. Walbrandt

Charles D. Walbrandt

/s/ Joseph E. Gallagher, Jr.

Joseph E. Gallagher, Jr.

/s/ Wiley D. Angell

Wiley D. Angell

/s/ James J. Cunnane, Jr.

James J. Cunnane, Jr.

/s/ Mohammed Riad

Mohammed Riad